Exhibit 99.1

ALTISOURCE'S 2021 ANNUAL REPORT ON FORM 10-K

OVERVIEW
Altisource Portfolio Solutions S.A. is an integrated service provider and marketplace for the real estate and mortgage industries. Combining operational excellence with a suite of innovative services and technologies, Altisource helps solve the demands of the ever-changing markets we serve.
Throughout this report, “Altisource”, the “Company,” “we,” “us,” or “our” refer to Altisource Portfolio Solutions S.A., a Luxembourg société anonyme, or public limited liability company, together with its subsidiaries.
Additional Information
We file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other information with the SEC. These filings are available to the public on the SEC’s website at www.sec.gov.
Our principal Internet address is www.Altisource.com. We encourage investors to use it as a way to easily find information about us. We promptly make the reports we file or furnish with the SEC, corporate governance information (including our Code of Business Conduct and Ethics), select press releases and other related information available on this website. The contents of our website are available for informational purposes only and shall not be deemed incorporated by reference in this report.

Forward-Looking Statements
Certain information in this report, including but not limited to statements included within the Management’s Discussion and Analysis of Financial Condition and Results of Operations, contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may relate to, among other things, future events or our future performance or financial condition. Words such as “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “believe,” “predict,” “potential” or “continue” or the negative of these terms and comparable terminology are intended to identify such forward-looking statements. Such statements are based on expectations as to the future and are not statements of historical fact. Furthermore, forward-looking statements are not guarantees of future performance and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the risks discussed in Item 1A of Part I “Risk Factors” in our 2021 Form 10-K filed with the Securities and Exchange Commission on March 3, 2022, as the same may be updated from time to time in our Form 10-Q filings. We caution you not to place undue reliance on these forward-looking statements which reflect our view only as of the date of this report. We are under no obligation (and expressly disclaim any obligation) to update or alter any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

Altisource Operating Segments
Effective January 1, 2022, our reportable segments changed as a result of a change in the way our Chief Executive Officer (our chief operating decision maker) manages our businesses, allocates resources and evaluates performance, and the related changes in our internal organization. We now report our operations through two reportable segments: Servicer and Real Estate and Origination. In addition, we report Corporate and Others separately. Prior to the January 1, 2022 change in reportable segments, the Company operated with one reportable segment (total Company). Prior year comparable period segment disclosures have been restated to conform to the 2022 presentation.
The Servicer and Real Estate segment provides loan servicers and real estate investors with solutions and technologies that span the mortgage and real estate lifecycle. Within the Servicer and Real Estate segment we provide:
Solutions
Our Solutions business includes property preservation and inspection services, title insurance (as an agent) and settlement services, real estate valuation services, foreclosure trustee services, and residential and commercial construction inspection and risk mitigation services.
Marketplace
Our Marketplace business includes the Hubzu® online real estate auction platform and real estate auction, real estate brokerage and asset management services.
Technology and software-as-a-service (“SaaS”) Products
Our Technology and SaaS Products business includes Equator® (a SaaS-based technology to manage real estate owned (“REO”), short sales, foreclosure, bankruptcy and eviction processes), Vendorly Invoice (a vendor invoicing and payment system), RentRange® (a single family rental data, analytics and rent-based valuation solution), REALSynergy® (a commercial loan servicing platform), and NestRangeTM (an automated valuation model and analytics solution).
The Origination segment provides originators with solutions and technologies that span the mortgage origination lifecycle. Within the Origination segment we provide:
Solutions
Our Solutions business includes title insurance (as an agent) and settlement services, real estate valuation services, and loan fulfillment, certification and certification insurance services.

Lenders One
Our Lenders One business includes management services provided to the Best Partners Mortgage Cooperative, Inc., doing business as Lenders One® (“Lenders One”), and certain loan manufacturing and capital markets services provided to the members of the Lenders One cooperative.
Technology and SaaS Products
Our Technology and SaaS Products business includes Vendorly Monitor (a vendor management platform), Lenders One Loan Automation (“LOLA”) (a marketplace to order services and a tool to automate components of the loan manufacturing process), TrelixAITM (technology to manage the workflow and automate components of the loan fulfillment, pre and post-close quality control and service transfer processes), ADMS (a document management and data analytics delivery platform), and automated valuation technology.
Corporate and Others includes Pointillist, Inc. (“Pointillist”) (sold on December 1, 2021), interest expense and costs related to corporate functions including executive, infrastructure and certain technology groups, finance, law, compliance, human resources, vendor management, facilities, risk management and eliminations between reportable segments.

BUSINESS
The Company
Altisource® is an integrated service provider and marketplace for the real estate and mortgage industries. Combining operational excellence with a suite of innovative services and technologies, Altisource helps solve the demands of the ever-changing markets we serve.
We are publicly traded on the NASDAQ Global Select Market under the symbol “ASPS.” We are organized under the laws of the Grand Duchy of Luxembourg.
We have prepared our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Reportable Segments
Our reportable segments are as follows:
Servicer and Real Estate segment provides loan servicers and real estate investors with solutions and technologies that span the mortgage and real estate lifecycle. Within the Servicer and Real Estate segment we provide:
Solutions
Our Solutions business includes property preservation and inspection services, title insurance (as an agent) and settlement services, real estate valuation services, foreclosure trustee services, and residential and commercial construction inspection and risk mitigation services.
Marketplace
Our Marketplace business includes the Hubzu® online real estate auction platform and real estate auction, real estate brokerage and asset management services.
Technology and software-as-a-service (“SaaS”) Products
Our Technology and SaaS Products business includes Equator® (a SaaS-based technology to manage real estate owned (“REO”), short sales, foreclosure, bankruptcy and eviction processes), Vendorly Invoice (a vendor invoicing and payment system), RentRange® (a single family rental data, analytics and rent-based valuation solution), REALSynergy® (a commercial loan servicing platform), and NestRangeTM (an automated valuation model and analytics solution).
Origination segment provides originators with solutions and technologies that span the mortgage origination lifecycle. Within the Origination segment we provide:
Solutions
Our Solutions business includes title insurance (as an agent) and settlement services, real estate valuation services, and loan fulfillment, certification and certification insurance services.
Lenders One
Our Lenders One business includes management services provided to the Best Partners Mortgage Cooperative, Inc., doing business as Lenders One® (“Lenders One”), and certain loan manufacturing and capital markets services provided to the members of the Lenders One cooperative.
Technology and SaaS Products
Our Technology and SaaS Products business includes Vendorly Monitor (a vendor management platform), Lenders One Loan Automation (“LOLA”) (a marketplace to order services and a tool to automate components of the loan manufacturing process), TrelixAITM (technology to manage the workflow and automate components of the loan fulfillment, pre and post-close quality control and service transfer processes), ADMS (a document management and data analytics delivery platform), and automated valuation technology.
Corporate and Others includes Pointillist, Inc. (“Pointillist”) (sold on December 1, 2021), interest expense and costs related to corporate functions including executive, infrastructure and certain technology groups, finance, law, compliance, human resources, vendor management, facilities, risk management and eliminations between reportable segments.
We classify revenue in three categories: service revenue, revenue from reimbursable expenses and non-controlling interests. In evaluating our performance, we focus on service revenue. Service revenue consists of amounts attributable to our fee-based services. Reimbursable expenses and non-controlling interests are pass-through items for which we earn no margin. Reimbursable expenses consist of amounts we incur on behalf of our customers in performing our fee-based services that we pass directly on to our customers without a markup. Non-controlling interests represent the earnings of Lenders One. Lenders One is a mortgage cooperative managed, but not owned, by Altisource. The Lenders One members’ earnings are included in revenue and reduced from net income to arrive at net income attributable to Altisource.
2021 Highlights
Corporate and Financial
•Ended 2021 with $98.1 million of cash and cash equivalents, a 68% increase from December 31, 2020
•On December 1, 2021 Altisource sold all of its equity interest in Pointillist, Inc. (“Pointillist”). Altisource received approximately $106.0 million from the sale of its Pointillist equity and the collection of outstanding receivables, with $102.2 million received at closing, approximately $0.3 million deposited into the Working Capital Escrow and approximately $3.5 million deposited into the Indemnification Escrow. We recognized a pre-tax and after-tax gain of $88.9 million from the sale
•The Company reduced 2021 cash operating costs (excluding outside fees and services) by $49.3 million, representing a 25% reduction from 2020
•The Company announced on July 29, 2021 that it was evaluating ways to enhance shareholder value with the Origination business, including the potential for a divestiture, joint venture, third party investment in or other strategic transaction. Altisource recently concluded this process and, after exploring a range of alternatives, determined that it is in the best interests of the Company and its shareholders to retain and further invest in the business. The Company believes that the Origination business’s unique distribution engine and strong growth prospects will be a significant catalyst to create value for shareholders
Business Highlights
•Hubzu referrals in 2021 were 30% higher than 2020, including a 62% increase in foreclosure referrals and a 6% decrease in REO referrals. As of December 31, 2021 Hubzu inventory was over 6,300 homes, representing a 27% increase compared to December 31, 2020, including a 67% increase in foreclosure inventory and a 5% decrease in REO inventory
•Service revenue from our Origination business grew by 11% in 2021 to $58.0 million compared to 2020 and Lenders One membership grew by 13% to 251 members over the same period
•The Company launched a tri-merge credit report solution and other related products required to manufacture a loan which include verification of employment, income and assets and undisclosed debt notification
•The Company launched the Lenders One Loan Automation technology (“LOLA”). LOLA is an internally developed technology solution designed to make it easier for Lenders One members to order and receive our solutions through a single point of entry and automate loan manufacturing processes to improve Lenders One members’ operational efficiency and reduce costs
•On May 5, 2021 Altisource entered into an agreement with Ocwen Financial Corporation (together with its subsidiaries, “Ocwen”) that extended the terms of certain services agreements from August 2025 through August 2030 and expanded the scope of solutions to include, among others, the opportunity for the Company to provide first and second chance foreclosure auctions on Federal Housing Administration (“FHA”) loans, field services on Ocwen’s FHA, Veterans Affairs and United States Department of Agriculture loans (collectively, “Government Loans”), and title services on FHA and Veterans Affairs loans, subject to a process to confirm Altisource’s ability to meet reasonable performance requirements

Customers
Overview
Our customers include large financial institutions, government-sponsored enterprises (“GSEs”), banks, asset managers, servicers, investors, originators and correspondent lenders and mortgage bankers.
Customer Concentration
Ocwen
Ocwen is a residential mortgage loan servicer of mortgage servicing rights (“MSRs”) it owns, including those MSRs in which others have an economic interest, and a subservicer of MSRs owned by others.
During the year ended December 31, 2021, Ocwen was our largest customer, accounting for 31% of our total revenue. Ocwen purchases certain mortgage services from us under the terms of services agreements and amendments thereto (collectively, the “Ocwen Services Agreements”) with terms extending through August 2030. Certain of the Ocwen Services Agreements contain a “most favored nation” provision and also grant the parties the right to renegotiate pricing, among other things.
Revenue from Ocwen primarily consists of revenue earned from the loan portfolios serviced and subserviced by Ocwen when Ocwen engages us as the service provider, and revenue earned directly from Ocwen, pursuant to the Ocwen Services Agreements. For the years ended December 31, 2021 and 2020, we recognized revenue from Ocwen of $55.6 million and $197.8 million, respectively. Revenue from Ocwen as a percentage of consolidated revenue was 31% and 54% for the years ended December 31, 2021 and 2020, respectively.
We earn additional revenue related to the portfolios serviced and subserviced by Ocwen when a party other than Ocwen or the MSR owner selects Altisource as the service provider. For the years ended December 31, 2021 and 2020, we recognized $9.5 million and $23.8 million, respectively, of such revenue. These amounts are not included in deriving revenue from Ocwen and revenue from Ocwen as a percentage of revenue discussed above.
During the second quarter of 2020, Ocwen informed us that an MSR investor instructed Ocwen to use a field services provider other than Altisource on properties associated with certain MSRs. Based upon the impacted portfolios and the designated service provider, Altisource believes that Ocwen received these directions from New Residential Investment Corp. (individually, together with one or more of its subsidiaries or one or more of its subsidiaries individually, “NRZ”). We believe Ocwen commenced using another field services provider for these properties in July 2020 and continued to transition services during the third quarter of 2020. We believe that the transition to the replacement field service provider was largely completed as of September 30, 2020. We estimate that $0.5 million and $70.1 million of service revenue from Ocwen for the years ended December 31, 2021 and 2020, respectively, was derived from Field Services referrals from the NRZ portfolios. Ocwen also communicated to Altisource in the fourth quarter of 2020 that the same investor instructed Ocwen to use a provider for default valuations and certain default title services other than Altisource on properties associated with such certain MSRs and commenced moving these referrals to other service providers in the fourth quarter of 2020, with the bulk of such transition occurring during 2021. We anticipate that the transition of such default valuations and title services will continue during the course of 2022. We estimate that $2.9 million and $18.2 million of service revenue from Ocwen for the years ended December 31, 2021 and 2020, respectively, was derived from default valuations and title services referrals from the NRZ portfolios. To address the reduction in revenue, Altisource undertook several measures to further reduce its cost structure, strengthen its operations and generate cash.
On May 5, 2021 we entered into an agreement with Ocwen (the “Agreement”) pursuant to which the terms of certain services agreements between us and Ocwen were extended from August 2025 through August 2030 and the scope of solutions we provide to Ocwen was expanded to include, among other things, the opportunity for the Company to provide first and second chance foreclosure auctions on Government Loans, and title services on FHA and Veterans Affairs loans, subject to a process to confirm Altisource’s ability to meet reasonable performance requirements, which process is continuing. The Agreement established a framework for us to expand the foreclosure trustee solutions we provide to Ocwen in additional states, and, as mutually agreed upon by the parties, to deliver reverse mortgage related solutions to Ocwen, subject to negotiation of appropriate statements of work or other agreements, a process to confirm Altisource’s ability to meet reasonable performance requirements, and technical integrations, as may be applicable. The Agreement further resolved the contractual dispute between the parties related to Ocwen’s transfer to NRZ the rights to designate service providers other than Altisource, including mutual releases with respect to such dispute. The Agreement also addressed Ocwen’s rights in the event of certain change of control or sale of a business transactions by us on or after September 1, 2028. Since the date of the Agreement, Ocwen has transitioned over 2,300 of its foreclosure auction inventory on Government Loans to us and increased our percentage of field services referrals on its Government Loans.

As of December 31, 2021, accounts receivable from Ocwen totaled $3.0 million, $2.8 million of which was billed and $0.2 million of which was unbilled. As of December 31, 2020, accounts receivable from Ocwen totaled $5.9 million, $5.1 million of which was billed and $0.8 million of which was unbilled.
NRZ
NRZ is a real estate investment trust that invests in and manages investments primarily related to residential real estate, including MSRs and excess MSRs.
Ocwen has disclosed that NRZ is its largest client. As of December 31, 2021 approximately 21% of loans serviced and subserviced by Ocwen (measured in unpaid principal balance (“UPB”)) were related to NRZ MSRs or rights to MSRs. In July 2017 and January 2018, Ocwen and NRZ entered into a series of agreements pursuant to which the parties agreed, among other things, to undertake certain actions to facilitate the transfer from Ocwen to NRZ of Ocwen’s legal title to certain of its MSRs (the “Subject MSRs”) and under which Ocwen will subservice mortgage loans underlying the MSRs for an initial term of five years, subject to early termination rights.
On August 28, 2017, Altisource, through its licensed subsidiaries, entered into a Cooperative Brokerage Agreement, as amended, and related letter agreement (collectively, the “Brokerage Agreement”) with NRZ which extends through August 2025. Under this agreement and related amendments, Altisource remains the exclusive provider of brokerage services for REO associated with the Subject MSRs, irrespective of the subservicer, subject to certain limitations. NRZ’s brokerage subsidiary receives a cooperative brokerage commission on the sale of REO properties from these portfolios subject to certain exceptions.
The Brokerage Agreement may be terminated by NRZ upon the occurrence of certain specified events. Termination events include, but are not limited to, a breach of the terms of the Brokerage Agreement (including, without limitation, the failure to meet performance standards and non-compliance with law in a material respect), the failure to maintain licenses which failure materially prevents performance of the contract, regulatory allegations of non-compliance resulting in an adversarial proceeding against NRZ, voluntary or involuntary bankruptcy, appointment of a receiver, disclosure in a Form 10-K or Form 10-Q that there is significant uncertainty about Altisource’s ability to continue as a going concern, failure to maintain a specified level of cash and an unapproved change of control.
For the years ended December 31, 2021 and 2020, we recognized revenue from NRZ of $3.1 million and $8.6 million, respectively, under the Brokerage Agreement. For the years ended December 31, 2021 and 2020, we recognized additional revenue of $13.6 million and $35.1 million, respectively, relating to the Subject MSRs when a party other than NRZ selects Altisource as the service provider.
Other
Our services are provided to customers predominantly located in the United States.
Sales and Marketing
Our sales and marketing team has extensive relationship management and industry experience. These individuals cultivate and maintain relationships throughout the industry sectors we serve. We sell our suite of services to mortgage servicers, mortgage originators, GSEs, buyers and sellers of homes for investment use and financial services firms.
Our primary sales and marketing focus areas are to:
•Expand relationships with existing customers by cross-selling additional services and growing the volume of existing services we provide. We believe our customer relationships represent meaningful growth opportunities for us; and
•Develop new customer relationships by leveraging our comprehensive suite of services, performance and controls. We believe there are meaningful growth opportunities to sell our suite of services to new customers.
Given the highly regulated nature of the industries that we serve and the comprehensive purchasing process that our institutional customers and prospects follow, the time and effort we spend in expanding relationships or winning new relationships is significant. For example, it can often take more than one year from the request for proposal or qualified lead stage to the selection of Altisource as a service provider. Furthermore, following the selection of Altisource, it is not unusual for it to take an additional six to twelve months or more to negotiate the services agreement(s), complete the implementation procedures and begin receiving referrals.

Intellectual Property and Data
We rely on a combination of contractual restrictions, internal security practices, patents, trademarks and copyrights to establish and protect our trade secrets, intellectual property, software, technology and expertise. We also own or, as we deem necessary and appropriate, have obtained licenses from third parties to intellectual property relating to our services, processes and businesses. These intellectual property rights are important factors in the success of our businesses.
As of December 31, 2021, we have been awarded two patents that expire in 2023, one patent that expires in 2024, seven patents that expire in 2025, three patents that expire in 2026, one patent that expires in 2027, two patents that expire in 2029, one patent that expires in 2030 and one patent that expires in 2036. In addition, we have registered trademarks in a number of jurisdictions including the United States, the European Union (“EU”), India and five other jurisdictions. These trademarks generally can be renewed indefinitely, provided they are being used in commerce.
We actively protect our rights and intend to continue our policy of taking the measures we deem reasonable and necessary to develop and protect our patents, trademarks, copyrights, trade secrets and other intellectual property rights.
In addition, we may make use of data in connection with certain of our services. This data generally relates to mortgage information, real property information and consumer information. We gather this data from a variety of third party sources, including from governmental entities and, subject to licensed usage rights, we use this data in connection with the delivery of our services, including combining it with proprietary data we generate to further enhance data and metrics in connection with our services.
Market and Competition
We sell our suite of services to mortgage servicers, mortgage originators, GSEs, buyers and sellers of homes for investment use and financial services firms. The mortgage and real estate markets are very large and are influenced by macroeconomic factors such as credit availability, interest rates, home prices, inflation, unemployment rates, consumer confidence and the COVID-19 pandemic.
The markets to provide services for mortgage servicers and mortgage originators are highly competitive and generally consist of national companies, in-house providers and a large number of regional and local providers. We typically compete based upon product and service awareness and offerings, product performance and service delivery, quality and control environment, technology integration and support, price and financial strength.
The markets to provide services for buyers and sellers of homes for investment are highly competitive and generally consist of several national companies, a large number of regional and local providers and start-up companies. We typically compete based upon product and service awareness and offerings, product performance and service delivery, ease of transacting, price and personal service.
Our competitors may have greater financial resources, brand recognition, alternative or disruptive products and technology and other competitive advantages. We cannot determine our market share with certainty, but believe for mortgage servicers we have a modest share of the market, and for the others we have a relatively small market share.
Employees
As of December 31, 2021, we had the following number of employees:

	United States	India	Uruguay	Luxembourg	Consolidated Altisource

Total employees	437	1,516	63	8	2,024
Seasonality
Certain of our revenues can be impacted by seasonality. More specifically, revenues from property sales, loan originations and certain property preservation services in Field Services typically tend to be at their lowest level during the fall and winter months and at their highest level during the spring and summer months.

Government Regulation
Our business and the business of our customers are or may be subject to extensive scrutiny and regulation by federal, state and local governmental authorities including the Federal Trade Commission (“FTC”), the Consumer Financial Protection Bureau (“CFPB”), the Securities and Exchange Commission (“SEC”), the Department of Housing and Urban Development (“HUD”), the Treasury Department, various federal and state banking, financial and consumer regulators and the state and local agencies that license or oversee certain of our auction, real estate brokerage, mortgage and debt collection services, trustee services, mortgage origination underwriter and broker services, property management services, insurance services and credit report reselling services. We also must comply with a number of federal, state and local laws, which may include, among others:
•the Americans with Disabilities Act (“ADA”);
•the Bank Secrecy Act;
•the California Homeowner Bill of Rights (“CHBR”);
•the Controlling the Assault of Non-Solicited Pornography And Marketing Act (“CAN-SPAM”);
•the Equal Credit Opportunity Act (“ECOA”);
•the Fair and Accurate Credit Transactions Act (“FACTA”);
•the Fair Credit Reporting Act (“FCRA”);
•the Fair Housing Act;
•the Federal Trade Commission Act (“FTC Act”);
•the Gramm-Leach-Bliley Act (“GLBA”);
•the Home Affordable Refinance Program (“HARP”);
•the Home Mortgage Disclosure Act (“HMDA”);
•the Home Ownership and Equity Protection Act (“HOEPA”);
•the National Housing Act;
•the New York Real Property Actions and Proceedings Law (“RPAPL”);
•the Real Estate Settlement Procedures Act (“RESPA”);
•the Secure and Fair Enforcement for Mortgage Licensing (“SAFE”) Act;
•the Servicemembers Civil Relief Act (“SCRA”);
•the Telephone Consumer Protection Act (“TCPA”);
•the Truth in Lending Act (“TILA”); and
•Unfair, Deceptive or Abusive Acts and Practices statutes (“UDAAP”); and
•Applicable state laws addressing consumer data privacy, use or disclosure.
We are also subject to the requirements of the Foreign Corrupt Practices Act (“FCPA”) and comparable foreign laws due to our activities in foreign jurisdictions.
In addition to federal and state laws regarding privacy and data security, we are also subject to data protection laws in the countries in which we operate. Additionally, certain of our entities are or may be subject to the EU General Data Protection Regulation (“GDPR”).
Legal requirements can and do change as statutes and regulations are enacted, promulgated or amended. One such enacted regulation is the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”). The Dodd-Frank Act is extensive and includes reform of the regulation and supervision of financial institutions, as well as the regulation of derivatives, capital market activities and consumer financial services. The Dodd-Frank Act, among other things, created the CFPB, a federal entity responsible for regulating consumer financial services and products. Title XIV of the Dodd-Frank Act contains the Mortgage Reform and Anti-Predatory Lending Act (“Mortgage Act”). The Mortgage Act imposes a number of additional requirements on lenders and servicers of residential mortgage loans by amending and expanding certain existing regulations. The interpretation or enforcement by regulatory authorities of applicable laws and regulations also may change over time. In addition, the creation of new regulatory authorities or changes in the regulatory authorities overseeing applicable laws and regulations may also result in changing interpretation or enforcement of such laws or regulations.
Our failure or the failure of our customers or vendors to comply with applicable laws or regulations or changing interpretation of such laws or regulations could subject the Company to criminal or civil liability, significant penalties, fines, settlements, costs and consent orders affecting us or our customers that may curtail or restrict the business as it is currently conducted and could have a material adverse effect on our financial condition or results of operations.
Furthermore, certain of our services are provided at the direction of, and pursuant to, the identified requirements of our customers. The failure of our customers to properly identify or account for regulatory requirements applicable to such services could expose us to significant penalties, fines, settlements, costs and consent orders that could have an adverse effect on our financial condition or results of operations.

We are subject to licensing and regulation as a provider of certain services including, among others, services as a mortgage origination underwriter, mortgage broker, valuation provider, appraisal management company, asset manager, property inspection and preservation provider, title insurance agent, insurance broker and underwriter, real estate broker, auctioneer, foreclosure trustee and credit report reseller in a number of jurisdictions. Our employees and subsidiaries may be required to be licensed by or registered with various jurisdictions for the particular type of service sold or provided and to participate in regular continuing education programs. Periodically, we are subject to audits, examinations and investigations by federal, state and local governmental authorities and receive subpoenas, civil investigative demands or other requests for information from such governmental authorities in connection with their regulatory or investigative authority. Due to the inherent uncertainty of such actions, it is often difficult to predict the potential outcome or estimate any potential financial impact in connection with any such inquiries.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Management’s discussion and analysis of financial condition and results of operations (“MD&A”) is a supplement to the accompanying consolidated financial statements and is intended to provide a reader of our financial statements with a narrative from the perspective of management on our businesses, current developments, financial condition, results of operations and liquidity. Significant sections of the MD&A are as follows:
Overview. This section, beginning below, provides a description of recent developments we believe are important in understanding our results of operations and financial condition as well as understanding anticipated future trends. It also provides a brief description of significant transactions and events that affect the comparability of financial results and a discussion of the progress being made on our strategic initiatives.
Consolidated Results of Operations. This section, beginning on page 19, provides an analysis of our consolidated results of operations for the years ended December 31, 2021 and 2020.
Segment Results of Operations. This section, beginning on page 23, provides analysis of our business segments’ results of operations for the years ended December 31, 2021 and 2020.
Liquidity and Capital Resources. This section, beginning on page 30, provides an analysis of our cash flows for the years ended December 31, 2021 and 2020. We also discuss restrictions on cash movements, future commitments and capital resources.
Critical Accounting Policies, Estimates and Recent Accounting Pronouncements. This section, beginning on page 33, identifies those accounting principles we believe are most important to our financial results and that require significant judgment and estimates on the part of management in application. We provide all of our significant accounting policies in Note 2 to the accompanying consolidated financial statements.
Other Matters. This section, beginning on page 34, provides a discussion of customer concentration.
OVERVIEW
Our Business
We are an integrated service provider and marketplace for the real estate and mortgage industries. Combining operational excellence with a suite of innovative services and technologies, Altisource helps solve the demands of the ever-changing markets we serve.
Effective January 1, 2022, our reportable segments changed as a result of a change in the way our Chief Executive Officer (our chief operating decision maker) manages our businesses, allocates resources and evaluates performance, and the related changes in our internal organization. We now report our operations through two reportable segments: Servicer and Real Estate and Origination. In addition, we report Corporate and Others separately. Prior to the January 1, 2022 change in reportable segments, the Company operated with one reportable segment (total Company). Prior year comparable period segment disclosures have been restated to conform to the current year presentation.
The Servicer and Real Estate segment provides loan servicers and real estate investors with solutions and technologies that span the mortgage and real estate lifecycle. Within the Servicer and Real Estate segment we provide:
Solutions
Our Solutions business includes property preservation and inspection services, title insurance (as an agent) and settlement services, real estate valuation services, foreclosure trustee services, and residential and commercial construction inspection and risk mitigation services.
Marketplace
Our Marketplace business includes the Hubzu® online real estate auction platform and real estate auction, real estate brokerage and asset management services.
Technology and software-as-a-service (“SaaS”) Products
Our Technology and SaaS Products business includes Equator® (a SaaS-based technology to manage real estate owned (“REO”), short sales, foreclosure, bankruptcy and eviction processes), Vendorly Invoice (a vendor invoicing and payment system), RentRange® (a single family rental data, analytics and rent-based valuation solution), REALSynergy® (a commercial loan servicing platform), and NestRangeTM (an automated valuation model and analytics solution).
The Origination segment provides originators with solutions and technologies that span the mortgage origination lifecycle. Within the Origination segment we provide:
Solutions
Our Solutions business includes title insurance (as an agent) and settlement services, real estate valuation services, and loan fulfillment, certification and certification insurance services.
Lenders One
Our Lenders One business includes management services provided to the Best Partners Mortgage Cooperative, Inc., doing business as Lenders One® (“Lenders One”), and certain loan manufacturing and capital markets services provided to the members of the Lenders One cooperative.
Technology and SaaS Products
Our Technology and SaaS Products business includes Vendorly Monitor (a vendor management platform), Lenders One Loan Automation (“LOLA”) (a marketplace to order services and a tool to automate components of the loan manufacturing process), TrelixAITM (technology to manage the workflow and automate components of the loan fulfillment, pre and post-close quality control and service transfer processes), ADMS (a document management and data analytics delivery platform), and automated valuation technology.
Corporate and Others includes Pointillist, Inc. (“Pointillist”) (sold on December 1, 2021), interest expense and costs related to corporate functions including executive, infrastructure and certain technology groups, finance, law, compliance, human resources, vendor management, facilities, risk management and eliminations between reportable segments.
We classify revenue in three categories: service revenue, revenue from reimbursable expenses and non-controlling interests. In evaluating our performance, we focus on service revenue. Service revenue consists of amounts attributable to our fee-based services. Reimbursable expenses and non-controlling interests are pass-through items for which we earn no margin. Reimbursable expenses consist of amounts we incur on behalf of our customers in performing our fee-based services that we pass directly on to our customers without a markup. Non-controlling interests represent the earnings of Lenders One. Lenders One is a mortgage cooperative managed, but not owned, by Altisource. The Lenders One members’ earnings are included in revenue and reduced from net income to arrive at net income attributable to Altisource.
Strategy and Core Businesses
We are focused on becoming the premier provider of mortgage and real estate marketplaces and related technology enabled solutions to a broad and diversified customer base of residential real estate and loan investors, servicers, and originators. The real estate and mortgage marketplaces represent very large markets, and we believe our scale and suite of offerings provide us with competitive advantages that could support our growth. As we navigate the COVID-19 pandemic and its impacts on our business, we continue to evaluate our strategy and core businesses and seek to position our businesses to provide long term value to our customers and shareholders.
Each of our business segments provides Altisource the potential to grow and diversify our customer and revenue base. We believe these business segments address very large markets and directly leverage our core competencies and distinct competitive advantages. Our business segments and strategic initiatives follow:
Servicer and Real Estate:
Through our offerings that support residential real estate and loan investors and servicers, we provide a suite of solutions and technologies intended to meet their growing and evolving needs. We are focused on growing referrals from our existing customer base and attracting new customers to our offerings. We have a customer base that includes government-sponsored enterprises (“GSEs”), asset managers, and several large bank and non-bank servicers including Ocwen and NRZ. We believe we are one of only a few providers with a broad suite of servicer solutions, nationwide coverage and scalability. Further, we believe we are well positioned to gain market share from existing and new customers as they consolidate to larger, full-service providers or outsource services that have historically been performed in-house.

Origination:
Through our offerings that support mortgage loan originators (or other similar mortgage market participants), we provide a suite of solutions and technologies to meet the evolving and growing needs of lenders, mortgage purchasers and securitizers. We are focused on growing business from our existing customer base, attracting new customers to our offerings and developing new offerings. We have a customer base that includes the Lenders One cooperative members, which includes independent mortgage bankers, credit unions, and banks, as well as bank and non-bank loan originators. We believe our suite of services, technologies and unique access to the members of the Lenders One mortgage cooperative position us to grow our relationships with our existing customer base by growing membership of Lenders One, increasing member adoption of existing solutions and developing and cross-selling new offerings. Further, we believe we are well positioned to gain market share from existing and new customers as customers and prospects look to Lenders One to help them improve their profitability and better compete.
Corporate and Others includes Pointillist (sold on December 1, 2021), interest expense and costs related to corporate functions including executive, infrastructure and certain technology groups, finance, law, compliance, human resources, vendor management, facilities, risk management and eliminations between reportable segments. We developed the Pointillist business through our consumer analytics capabilities. We believe the Pointillist business is a potentially disruptive SaaS-based platform which provides unique customer journey analytics at scale and enables customers to engage through our intelligent platform. During 2019, we created Pointillist as a separate legal entity to position it for accelerated growth and outside investment and contributed the Pointillist business and $8.5 million to it. On May 27, 2021, Pointillist issued $1.3 million in principal of convertible notes to related parties with a maturity date of January 1, 2023. The notes bore interest at a rate of 7% per annum. The principal and unpaid accrued interest then outstanding under the notes (1) would automatically convert to Pointillist equity at the earlier of the time Pointillist receives proceeds of $5.0 million or more from the sale of its equity or January 1, 2023, or (2) are repaid in cash or converted into Pointillist common stock equity based on a $13.1 million Pointillist valuation (at the Lenders’ option) in the event of a corporate transaction or initial public offering of Pointillist. On October 6, 2021, the shareholders of Pointillist, entered into a definitive Stock Purchase Agreement to sell all of the equity interests in Pointillist to Genesys for $150.0 million. The Purchase Price consisted of (1) an up-front payment of $144.5 million, subject to certain adjustments, (2) $0.5 million deposited into the Working Capital Escrow, with excess amounts remaining after satisfying such deficits (if any) being paid to the sellers, and (3) $5.0 million deposited into an escrow account to satisfy certain Genesys indemnification claims that may arise on or prior to the first anniversary of the sale closing and, at Genesys’ election, any working capital deficits that exceed the Working Capital Escrow, with the balance to be paid to the sellers thereafter. The transaction closed on December 1, 2021 and the notes were converted to Pointillist equity in connection with the transaction. On a fully diluted basis, we owned approximately 69% of the equity of Pointillist. After working capital and other applicable adjustments, we received approximately $106.0 million from the sale of our Pointillist equity and the collection of outstanding receivables, with $102.2 million received at closing, approximately $0.3 million deposited into the Working Capital Escrow and approximately $3.5 million deposited into the Indemnification Escrow. We recognized a pre-tax and after-tax gain of $88.9 million from the sale. The Working Capital Escrow was received on May 9, 2022.
COVID-19 Pandemic Impacts
In response to the COVID-19 pandemic, various governmental entities and servicers implemented unprecedented foreclosure and eviction moratoriums, forbearance programs and loss mitigation measures to help mitigate the impact to borrowers and renters. As a result of these measures and other related actions, industry-wide foreclosure initiations were 89% and 67% lower for the years ended December 31, 2021 and 2020, compared to the same period in 2019, respectively (with such foreclosure initiations representing 3%, 38% and 96% of seriously delinquent loans as of the beginning of the year in 2021, 2020 and 2019, respectively). The decline in foreclosure initiations resulted in significantly lower REO referrals to Altisource and negatively impacted virtually all of Altisource’s default related services performed on delinquent loans, loans in foreclosure and REO.
At the same time, beginning in the first half of 2020 the Federal Reserve lowered the target for the federal funds rate to 0% to 0.25% and bought billions of dollars of mortgage backed securities on the secondary market to reduce interest rates. As a result of the lower interest rate environment, mortgage originations were 77% and 82% higher for the years ended December 31, 2021 and 2020 compared to 2019, respectively (according to the Mortgage Bankers Association) driving higher demand for origination related services.
We cannot predict the duration of the pandemic and future governmental measures. The Federal government’s foreclosure and eviction moratoriums expired at the end of July 2021. The CFPB’s rules on temporary loss mitigation measures essentially prohibited foreclosure initiations until January 1, 2022 other than a few exceptions, including for those loans that were 120 days or more delinquent prior to the pandemic. Based on these events, we believe the demand for our Default business will grow in 2022 after the expiration of the CFPB’s temporary loss mitigation rules, and stabilize during 2023 when we anticipate foreclosures commenced after the expiration of the foreclosure moratoriums, forbearance plans and temporary loss mitigation rules become REO and are sold. We further anticipate that despite the forecasted decline in origination volumes in 2022 compared to 2021, our origination business will continue to grow from new customer wins, and cross selling existing and new offerings to customers.
During 2021, to address lower revenue, Altisource worked to (1) reduce our cost structure, (2) maintain the infrastructure to deliver default related services for our customer base and support the anticipated increase in demand following the expiration of the moratoriums and forbearance plans, (3) accelerate the growth of our originations businesses, and (4) generate cash.
Share Repurchase Program
On May 15, 2018, our shareholders approved the renewal and replacement of the share repurchase program previously approved by the shareholders on May 17, 2017. Under the program, we are authorized to purchase up to 4.3 million shares of our common stock, based on a limit of 25% of the outstanding shares of common stock on the date of approval, at a minimum price of $1.00 per share and a maximum price of $500.00 per share, for a period of five years from the date of approval. As of December 31, 2021, approximately 2.4 million shares of common stock remain available for repurchase under the program. There were no purchases of shares of common stock during the years ended December 31, 2021 and 2020. Luxembourg law limits share repurchases to the balance of Altisource Portfolio Solutions S.A. (unconsolidated parent company) retained earnings, less the value of shares repurchased. As of December 31, 2021, we can repurchase up to approximately $80 million of our common stock under Luxembourg law. Our senior secured term loan agreement also limits the amount we can spend on share repurchases, which limit was approximately $437 million as of December 31, 2021, and may prevent repurchases in certain circumstances, including if our leverage ratio exceeds 3.50 to 1.00.
Ocwen Related Matters
During the year ended December 31, 2021, Ocwen was our largest customer, accounting for 31% of our total revenue. Additionally, 5% of our revenue for the year ended December 31, 2021 was earned on the loan portfolios serviced by Ocwen, when a party other than Ocwen or the MSR owner selected Altisource as the service provider.
Ocwen has disclosed that it is subject to a number of ongoing federal and state regulatory examinations, consent orders, inquiries, subpoenas, civil investigative demands, requests for information and other actions and is subject to pending and threatened legal proceedings, some of which include claims against Ocwen for substantial monetary damages. Previous regulatory actions against Ocwen have subjected Ocwen to independent oversight of its operations and placed certain restrictions on its ability to acquire servicing rights. Existing or future similar matters could result in adverse regulatory or other actions against Ocwen. In addition to the above, Ocwen may become subject to future adverse regulatory or other actions.
Ocwen has disclosed that NRZ is its largest client. As of December 31, 2021, approximately 21% of loans serviced and subserviced by Ocwen (measured in UPB) were related to NRZ MSRs or rights to MSRs. In July 2017 and January 2018, Ocwen and NRZ entered into a series of agreements pursuant to which the parties agreed, among other things, to undertake certain actions to facilitate the transfer from Ocwen to NRZ of Ocwen’s legal title to the Subject MSRs and under which Ocwen will subservice mortgage loans underlying the MSRs for an initial term of five years. NRZ can terminate its sub-servicing agreement with Ocwen in exchange for the payment of a termination fee.
The existence or outcome of Ocwen regulatory matters or the termination of the NRZ sub-servicing agreement with Ocwen may have significant adverse effects on Ocwen’s business and/or our continuing relationship with Ocwen. For example, Ocwen may be required to alter the way it conducts business, including the parties it contracts with for services, it may be required to seek changes to its existing pricing structure with us, it may lose its non-GSE servicing rights or subservicing arrangements or may lose one or more of its state servicing or origination licenses. Additional regulatory actions or adverse financial developments may impose additional restrictions on or require changes in Ocwen’s business that could require it to sell assets or change its business operations. Any or all of these effects and others could result in our eventual loss of Ocwen as a customer or a reduction in the number and/or volume of services they purchase from us or the loss of other customers.
During the second quarter of 2020, Ocwen informed us that an MSR investor instructed Ocwen to use a field services provider other than Altisource on properties associated with certain MSRs. Based upon the impacted portfolios and the designated service provider, Altisource believes that Ocwen received these directions from NRZ. We believe Ocwen commenced using another field services provider for these properties in July 2020 and continued to transition services during the third quarter of 2020. We believe that the transition to the replacement field service provider was largely completed as of September 30, 2020. We estimate that $0.5 million and $70.1 million of service revenue from Ocwen for the years ended December 31, 2021 and 2020, respectively, was derived from Field Services referrals from the NRZ portfolios. Ocwen also communicated to Altisource in the fourth quarter of 2020 that the same investor instructed Ocwen to use a provider for default valuations and certain default title services other than Altisource on properties associated with such certain MSRs and commenced moving these referrals to other service providers in the fourth quarter of 2020, with the bulk of such transition occurring during 2021. We anticipate that the transition of such default valuations and title services will continue during the course of 2022. We estimate that $2.9 million and $18.2 million of service revenue from Ocwen for the years ended December 31, 2021 and 2020, respectively, was derived from default valuations and title services referrals from the NRZ portfolios. To address the reduction in revenue, Altisource undertook several measures to further reduce its cost structure, strengthen its operations and generate cash.
On May 5, 2021 we entered into an Agreement with Ocwen pursuant to which the terms of certain services agreements between us and Ocwen were extended from August 2025 through August 2030 and the scope of solutions we provide to Ocwen was expanded to include, among other things, the opportunity for the Company to provide first and second chance foreclosure auctions on Government Loans, and title services on FHA and Veterans Affairs loans, subject to a process to confirm Altisource’s ability to meet reasonable performance requirements, which process is continuing. The Agreement established a framework for us to expand the foreclosure trustee solutions we provide to Ocwen in additional states, and, as mutually agreed upon by the parties, to deliver reverse mortgage related solutions to Ocwen, subject to negotiation of appropriate statements of work or other agreements, a process to confirm Altisource’s ability to meet reasonable performance requirements, and technical integrations, as may be applicable. The Agreement further resolved the contractual dispute between the parties related to Ocwen’s transfer to NRZ the rights to designate service providers other than Altisource, including mutual releases with respect to such dispute. The Agreement also addressed Ocwen’s rights in the event of certain change of control or sale of a business transactions by us on or after September 1, 2028. Since the date of the Agreement, Ocwen has transitioned over 2,300 of its foreclosure auction inventory on Government Loans to us and increased our percentage of field services referrals on its Government Loans.
In addition to expected reductions in our revenue from the transition of referrals for default related services previously identified, if any of the following events occurred, Altisource’s revenue could be further significantly reduced and our results of operations could be materially adversely affected, including from the possible impairment or write-off of goodwill, intangible assets, property and equipment, other assets and accounts receivable:
•Altisource loses Ocwen as a customer or there is an additional significant reduction in the volume of services they purchase from us
•Ocwen loses, sells or transfers a significant portion of its servicing rights or subservicing arrangements and Altisource fails to be retained as a service provider
•The contractual relationship between Ocwen and NRZ changes significantly, including Ocwen’s sub-servicing arrangement with NRZ expiring without renewal, and this change results in a change in our status as a provider of services related to the Subject MSRs
•Ocwen loses state servicing licenses in states with a significant number of loans in Ocwen’s servicing portfolio
•The contractual relationship between Ocwen and Altisource changes significantly or there are significant changes to our pricing to Ocwen for services from which we generate material revenue
•Altisource otherwise fails to be retained as a service provider
Management cannot predict whether any of these events will occur or the amount of any impact they may have on Altisource. However, we are focused on diversifying and growing our revenue and customer base and we have a sales and marketing strategy to support these efforts. Moreover, in the event one or more of these events materially negatively impact Altisource, we believe the variable nature of our cost structure would allow us to realign our cost structure to address some of the impact to revenue and that current liquidity would be sufficient to meet our working capital, capital expenditures, debt service and other cash needs. There can be no assurance that our plans will be successful or our operations will be profitable.
Factors Affecting Comparability
The following items impact the comparability of our results:
•The Company’s financial performance in its default businesses was negatively impacted by the COVID-19 pandemic for the year ended December 31, 2021. Governmental, and in some instances servicer, measures to provide support to borrowers, including foreclosure and eviction moratoriums, forbearance programs, and loss mitigation measures, reduced referral volumes and inflows of REO. COVID-19 pandemic related governmental restrictions and changing vendor and consumer behavior also impacted financial performance. These impacts were partially offset by stronger performance from the Company’s origination businesses that benefited from lower interest rates, customer wins and new offerings for the year ended December 31, 2021 compared to 2020. Across the Company’s two segments, service revenue from customers other than Ocwen, NRZ and Front Yard Residential Corporation (“RESI”) for the year ended December 31, 2021 decreased by 5% compared to 2020. Compared to the year ended December 31, 2020, the decrease is primarily from a 63% decline in the Servicer and Real Estate segment, partially offset by a 11% growth in the Origination segment. Service revenue from our Servicer and Real Estate segment was $107.8 million and $291.6 million for the years ended December 31, 2021 and 2020, respectively, and service revenue from our Origination segment was $58.0 million and $52.3 million for the years ended December 31, 2021 and 2020, respectively.
•On October 6, 2021, the shareholders of Pointillist, a majority owned subsidiary of Altisource, entered into a definitive Stock Purchase Agreement to sell all of the equity interests in Pointillist to Genesys for $150.0 million. The Purchase Price consisted of (1) an up-front payment of $144.5 million, subject to certain adjustments, (2) $0.5 million deposited into the Working Capital Escrow, with excess amounts remaining after satisfying such deficits (if any) being paid to the sellers, and (3) $5.0 million deposited into an escrow account to satisfy certain Genesys indemnification claims that may arise on or prior to the first anniversary of the sale closing and, at Genesys’ election, any working capital deficits that exceed the Working Capital Escrow, with the balance to be paid to the sellers thereafter. The transaction closed on December 1, 2021. On a fully diluted basis, Altisource owned approximately 69% of the equity of Pointillist. After working capital and other applicable adjustments, Altisource received approximately $106.0 million from the sale of its Pointillist equity and the collection of outstanding receivables, with $102.2 million received at closing, approximately $0.3 million deposited into the Working Capital Escrow and approximately $3.5 million deposited into the Indemnification Escrow. We recognized a pre-tax and after-tax gain of $88.9 million from the sale. For the year ended December 31, 2021 and 2020, service revenue from Pointillist was $4.8 million and $2.2 million, respectively.
•Altisource used approximately $20.0 million of the proceeds from the sale of its equity interest in Pointillist to repay the outstanding balance on its revolving line of credit. This revolving line of credit remains available to Altisource according to its terms.
•During the second quarter of 2020, Ocwen informed us that an MSR investor instructed Ocwen to use a field services provider other than Altisource on properties associated with certain MSRs. Based upon the impacted portfolios and the designated service provider, Altisource believes that Ocwen received these directions from NRZ. We believe Ocwen commenced using another field services provider for these properties in July 2020 and continued to transition services during the third quarter of 2020. We believe that the transition to the replacement field service provider was largely completed as of September 30, 2020. We estimate that $0.5 million and $70.1 million of service revenue from Ocwen for the years ended December 31, 2021 and 2020, respectively, was derived from Field Services referrals from the NRZ portfolios. Ocwen also communicated to Altisource in the fourth quarter of 2020 that the same investor instructed Ocwen to use a provider for default valuations and certain default title services other than Altisource on properties associated with such certain MSRs and commenced moving these referrals to other service providers in the fourth quarter of 2020, with the bulk of such transition occurring during 2021. We anticipate that the transition of such default valuations and title services will continue during the course of 2022. We estimate that $2.9 million and $18.2 million of service revenue from Ocwen for the years ended December 31, 2021 and 2020, respectively, was derived from default valuations and title services referrals from the NRZ portfolios. To address the reduction in revenue, Altisource undertook several measures to further reduce its cost structure, strengthen its operations and generate cash.
•During the year ended December 31, 2020 we recognized an unrealized gain of $4.0 million from the change in fair value on our investment in RESI in other income (expense), net in the consolidated statements of operations and comprehensive income (loss) from a change in the market value of RESI common shares (no comparative amount for the year ended December 31, 2021). In 2020, the Company sold all of its remaining 3.5 million shares of RESI for net proceeds of $46.6 million. As required by our senior secured term loan agreement, the Company used the net proceeds to repay a portion of its senior secured term loan.
•In August 2018, Altisource initiated Project Catalyst, a project intended to optimize its operations and reduce costs to better align its cost structure with its anticipated revenues and improve its operating margins (finalized in 2020). During the year ended December 31, 2020, Altisource incurred $12.0 million of severance costs, professional services fees, facility consolidation costs, technology costs and business wind down costs related to the reorganization plan (no comparative amount for the year ended December 31, 2021).
•On July 1, 2019, Altisource sold its Financial Services business, consisting of its post-charge-off consumer debt and mortgage charge-off collection services and customer relationship management services (the “Financial Services Business”) to Transworld Systems Inc. (“TSI”) for $44.0 million consisting of an upfront payment of $40.0 million, subject to a working capital adjustment (finalized during 2019) and transaction costs upon closing of the sale, and an additional $4.0 million payment on the one year anniversary of the sale closing. On July 1, 2020, the Company received net proceeds of $3.3 million representing TSI’s final installment payment less certain amounts owed to TSI.
•The Company recognized an income tax provision of $3.2 million for the year ended December 31, 2021. The income tax provision for the year ended December 31, 2021 was driven by no income tax provision on the gain on sale of Pointillist, income tax on transfer pricing income from India, no tax benefit on the pretax loss from our Luxembourg operating company and Pointillist, uncertain tax position and tax on unrepatriated earnings in India.
•The Company recognized an income tax provision of $8.6 million for the year ended December 31, 2020. The income tax provision on losses before income taxes and non-controlling interests for the year ended December 31, 2020 was primarily driven by income in our US and other foreign operations from transfer pricing on services provided to our Luxembourg operating company, no tax benefit on the pretax losses from our Luxembourg operating company for the year ended December 31, 2020 and tax expense on unrepatriated earnings in India, partially offset by lower transfer pricing rates due to the COVID-19 pandemic.

CONSOLIDATED RESULTS OF OPERATIONS
Following is a discussion of our consolidated results of operations for the years ended December 31, 2021 and 2020. For a more detailed discussion of the factors that affected the results of our business segments in these periods, see “Segment Results of Operations” below.
The following table sets forth information on our consolidated results of operations for the years ended December 31:

(in thousands, except per share data)	2021	% Increase (decrease)	2020

Service revenue
Servicer and Real Estate	$107,790	(63)	$291,589
Origination	58,002	11	52,337
Corporate and Others	4,821	42	3,387
Total Service revenue	170,613	(51)	347,313
Reimbursable expenses	6,555	(60)	16,285
Non-controlling interests	1,285	(34)	1,949
Total Revenue	178,453	(51)	365,547
Cost of Revenue	171,366	(44)	305,194
Gross profit	7,087	(88)	60,353
Operating expense (income):
Selling, general and administrative expenses	67,049	(28)	92,736
Gain on sale of businesses	(88,930)	N/M	—
Restructuring charges	—	(100)	11,972
Income (loss) from operations	28,968	165	(44,355)
Other income (expense), net:
Interest expense	(14,547)	(18)	(17,730)
Unrealized gain on investment in equity securities	—	(100)	4,004
Other income, net	864	130	375
Total other income (expense), net	(13,683)	(2)	(13,351)

Income (loss) before income taxes and non-controlling interests	15,285	126	(57,706)
Income tax provision	(3,232)	(62)	(8,609)

Net income (loss)	12,053	118	(66,315)
Net income attributable to non-controlling interests	(241)	(71)	(841)

Net income (loss) attributable to Altisource	$11,812	118	$(67,156)

Margins:
Gross profit/service revenue	4%		17%
Income (loss) from operations/service revenue	17%		(13)%

Earnings (loss) per share:
Basic	$0.75	117	$(4.31)
Diluted	$0.74	117	$(4.31)

Weighted average shares outstanding:
Basic	15,839	2	15,598
Diluted	16,063	3	15,598
_____________________________________
N/M — not meaningful.

Revenue
2021 service revenue of $170.6 million was 51% lower than 2020 primarily from COVID-19 pandemic related foreclosure and eviction moratoriums and borrower forbearance plans, and an MSR investor’s 2020 instructions to Ocwen to transition field services, title and valuation referrals historically provided to Altisource to the MSR investor’s captive vendors. The decrease for the year ended December 31, 2021 was partially offset by an increase in revenue from our origination business of 11%, from higher origination related volumes driven by a lower interest rate environment, customer wins and new offerings.
We recognized reimbursable expense revenue of $6.6 million for the year ended December 31, 2021, a 60% decrease compared to the year ended December 31, 2020. The decreases in reimbursable expense revenue for the year ended December 31, 2021 was consistent with the decline in service revenue discussed above.
Certain of our revenues can be impacted by seasonality. More specifically, revenues from property sales, loan originations and certain property preservation services in Field Services typically tend to be at their lowest level during the fall and winter months and at their highest level during the spring and summer months. However, as a result of the pandemic and related measures, the seasonal impact to revenue may not follow historical patterns.
Cost of Revenue and Gross Profit
Cost of revenue principally includes payroll and employee benefits associated with personnel employed in customer service, operations and technology roles, fees paid to external providers related to the provision of services, reimbursable expenses, technology and telecommunications costs and depreciation and amortization of operating assets.
Cost of revenue consists of the following for the years ended December 31:

(in thousands)	2021	% Increase (decrease)	2020

Compensation and benefits	$69,990	(26)	$94,365
Outside fees and services	66,386	(55)	146,322
Technology and telecommunications	25,273	(30)	35,912
Reimbursable expenses	6,555	(60)	16,285
Depreciation and amortization	3,162	(74)	12,310

Total	$171,366	(44)	$305,194
We recognized cost of revenue of $171.4 million for the year ended December 31, 2021, a 44% decrease compared to the year ended December 31, 2020. The decrease in outside fees and services was primarily driven by lower service revenue in the Field Services, Marketplace and Mortgage and Real Estate Solutions businesses, discussed in the revenue section above. Compensation and benefits decreased primarily due to cash cost savings measures taken in 2020 in response to the COVID-19 related decrease in service revenue and reduction in revenue from Ocwen discussed in the revenue section above. The Company also continued to reduce employee costs in the year ended December 31, 2021 as a result of the extension of the expiration of foreclosure moratoriums and forbearance plans. In addition, depreciation and amortization was lower from the completion of the depreciation periods of certain premises and equipment and the reduction in capital expenditures. The decrease in reimbursable expenses was consistent with the changes in reimbursable expense revenue discussed in the revenue section above.
Gross profit decreased to $7.1 million, representing 4% of service revenue, for the year ended December 31, 2021 compared to $60.4 million, representing 17% of service revenue, for the year ended December 31, 2020. Gross profit as a percentage of service revenue in 2021 decreased compared to 2020, primarily due to revenue mix with lower revenue from the higher margin Servicer and Real Estate segment and higher revenue from the lower margin Origination segment and lower gross profit margin in the Servicer and Real Estate segment from significantly lower revenue due to the pandemic related borrower relief measures. Gross profit as a percentage of service revenue in 2021 was also negatively impacted because Corporate and other costs did not decline at the same rate as revenue declined. These decreases were partially offset by our COVID-19 cash cost savings measures.
Selling, General and Administrative Expenses
Selling, general and administrative (“SG&A”) expenses includes payroll for personnel employed in executive, sales and marketing, finance, technology, law, compliance, human resources, vendor management, facilities and risk management roles.

This category also includes professional services fees, occupancy costs, marketing costs, depreciation and amortization of non-operating assets and other expenses.
SG&A expenses consist of the following for the years ended December 31:

(in thousands)	2021	% Increase (decrease)	2020

Compensation and benefits	$28,367	(20)	$35,521
Occupancy related costs	9,332	(52)	19,363
Amortization of intangible assets	9,467	(36)	14,720
Professional services	10,163	(11)	11,444
Marketing costs	2,157	(35)	3,325
Depreciation and amortization	1,430	(45)	2,580
Other	6,133	6	5,783

Selling, general and administrative expenses	$67,049	(28)	$92,736
SG&A for the year ended December 31, 2021 of $67.0 million decreased by 28% compared to the year ended December 31, 2020. The decrease was primarily driven by lower compensation and benefits, occupancy related costs and amortization of intangible assets. Compensation and benefits decreased primarily due to cash cost savings measures taken in 2020 and 2021 in response to the COVID-19 related decrease in service revenue and reduction in revenue from Ocwen discussed in the revenue section above. The decreases in occupancy related costs primarily resulted from facility consolidation initiatives. The decrease in amortization of intangible assets was driven by the completion of the amortization period of certain intangible assets during 2021 and 2020. In addition, the decrease in marketing costs were primarily driven by COVID-19 cost savings measures and the decline in revenue.
Other Operating Expenses (Income)
Other operating expenses (income) include the gain on sale of businesses and restructuring charges.
Other operating expenses (income) consist of the following for the years ended December 31:

(in thousands)	2021	% Increase (decrease)	2020

Gain on sale of businesses	$(88,930)	N/M	$—
Restructuring charges	—	(100)	11,972

Other operating (income) expenses, net	$(88,930)	N/M	$11,972
N/M — not meaningful.
On December 1, 2021, Altisource sold its equity interest in Pointillist (see subsection Strategy and Core Businesses in MD&A Overview for more details). After working capital and other applicable adjustments, Altisource received approximately $106.0 million from the sale of its Pointillist equity and the collection of outstanding receivables, with $102.2 million received at closing, approximately $0.3 million deposited into the Working Capital Escrow and approximately $3.5 million deposited into the Indemnification Escrow. We recognized a pre-tax and after-tax gain of $88.9 million from the sale.
In August 2018, Altisource initiated Project Catalyst, a project intended to optimize its operations and reduce costs to better align its cost structure with its anticipated revenues and improve its operating margins (finalized in 2020). During the year ended December 31, 2020 we incurred $12.0 million (no comparative amount for the year ended December 31, 2021), of severance costs, professional services fees, facility consolidation costs, technology costs and business wind down costs related to the reorganization plan.
Income (Loss) from Operations
Income from operations increased to $29.0 million, representing 17% of service revenue, for the year ended December 31, 2021 compared to a loss from operations of $(44.4) million, representing (13)% of service revenue, for the year ended December 31, 2020. Income from operations as a percentage of service revenue increased for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily as a result of the gain on sale of business recognized during the year ended

December 31, 2021, lower SG&A expenses and restructuring charges, partially offset by lower gross profit margins, as discussed above.
Other Income (Expense), net
Other income (expense), net principally includes interest expense, unrealized gain (loss) on our investment in RESI common shares and other non-operating gains and losses.
Other income (expense), net was $(13.7) million for the year ended December 31, 2021 compared to $(13.4) million for the year ended December 31, 2020. The increase in other expense for the year ended December 31, 2021 was primarily driven by a $4.0 million unrealized gain on our investment in RESI common shares in 2020 (no comparative amount in 2021). The increase in other expense was partially offset by lower interest expense during the year ended December 31, 2021. Interest expense decreased primarily due to lower average outstanding balances of the senior secured term loan as a result of repayments during 2020 and lower interest rates. For the year ended December 31, 2021, the interest rate of the senior secured term loan was 5.0% compared to 5.3% for the year ended December 31, 2020.
Income Tax Provision
We recognized an income tax provision of $3.2 million and $8.6 million for the years ended December 31, 2021 and 2020, respectively.
The income tax provision for the year ended December 31, 2021 was driven by no income tax provision on the gain on sale of Pointillist, income tax on transfer pricing income from India, no tax benefit on the pretax loss from our Luxembourg operating company and Pointillist, uncertain tax position and tax on unrepatriated earnings in India.
The income tax provision on losses before income taxes and non-controlling interests for the year ended December 31, 2020 was primarily driven by income in our US and other foreign operations from transfer pricing on services provided to our Luxembourg operating company, no tax benefit on the pretax losses from our Luxembourg operating company for the year ended December 31, 2020 and tax expense on unrepatriated earnings in India, partially offset by lower transfer pricing rates due to the COVID-19 pandemic.

SEGMENT RESULTS OF OPERATIONS
The following section provides a discussion of pretax results of operations of our business segments. Transactions between segments are accounted for as third party arrangements for purposes of presenting segment results of operations.
Financial information for our segments was as follows:

	For the year ended December 31, 2021
(in thousands)	Servicer and Real Estate	Origination	Corporate and Others	Consolidated Altisource

Revenue
Service revenue	$107,790	$58,002	$4,821	$170,613
Reimbursable expenses	5,846	709	—	6,555
Non-controlling interests	—	1,285	—	1,285
	113,636	59,996	4,821	178,453
Cost of revenue	87,427	49,012	34,927	171,366
Gross profit (loss)	26,209	10,984	(30,106)	7,087
Gain on sale of businesses	—	—	(88,930)	(88,930)
Restructuring charges	—	—	—	—
Selling, general and administrative expenses	12,557	5,702	48,790	67,049
Income from operations	13,652	5,282	10,034	28,968
Total other income (expense), net	8	—	(13,691)	(13,683)

Income before income taxes and non-controlling interests	$13,660	$5,282	$(3,657)	$15,285

Margins:
Gross profit (loss) /service revenue	24%	19%	N/M	4%
Income from operations/service revenue	13%	9%	208%	17%
_____________________________________
N/M — not meaningful.

	For the year ended December 31, 2020
(in thousands)	Servicer and Real Estate	Origination	Corporate and Others	Consolidated Altisource

Revenue
Service revenue	$291,589	$52,337	$3,387	$347,313
Reimbursable expenses	16,138	147	—	16,285
Non-controlling interests	—	1,949	—	1,949
	307,727	54,433	3,387	365,547
Cost of revenue	206,501	42,839	55,854	305,194
Gross profit (loss)	101,226	11,594	(52,467)	60,353
Selling, general and administrative expenses	26,026	5,823	60,887	92,736
Gain on sale of businesses	—	—	—	—
Restructuring charges	1,347	351	10,274	11,972
Income (loss) from operations	73,853	5,420	(123,628)	(44,355)
Total other income (expense), net	8	—	(13,359)	(13,351)

Income (loss) before income taxes and non-controlling interests	$73,861	$5,420	$(136,987)	$(57,706)

Margins:
Gross profit (loss) /service revenue	35%	22%	N/M	17%
Income (loss) from operations/service revenue	25%	10%	N/M	(13)%
_____________________________________
N/M — not meaningful.
Servicer and Real Estate
Revenue
Revenue by line of business consists of the following for the years ended December 31:

(in thousands)	2021	2020	% Increase (decrease)

Service revenue:
Solutions	$69,475	$205,695	(66)
Marketplace	28,009	71,167	(61)
Technology and SaaS Products	10,306	14,727	(30)
Total service revenue	107,790	291,589	(63)

Reimbursable expenses:
Solutions	3,364	7,807	(57)
Marketplace	2,482	8,331	(70)
Total reimbursable expenses	5,846	16,138	(64)

Total revenue	$113,636	$307,727	(63)
We recognized service revenue of $107.8 million for the year ended December 31, 2021, a 63% decrease compared to the year ended December 31, 2020. The decrease in service revenue in our Solutions business for the year ended December 31, 2021 is primarily from COVID-19 pandemic related foreclosure and eviction moratoriums and borrower forbearance plans, and an MSR investor’s 2020 instructions to Ocwen to transition field services, title and valuation referrals historically provided to Altisource to the MSR investor’s captive vendors. The decreases in service revenue in our Marketplace and Technology and SaaS Products businesses for the year ended December 31, 2021 is primarily from temporary governmental COVID-19 pandemic related foreclosure and eviction moratoriums and borrower forbearance plans.
We recognized reimbursable expense revenue of $5.8 million for the year ended December 31, 2021, a 64% decrease compared to the year ended December 31, 2020. The decreases in reimbursable expense revenue for the year ended December 31, 2021 was consistent with the decline in service revenue discussed above.
Certain of our Servicer and Real Estate businesses are impacted by seasonality. Revenues from property sales and certain property preservation services are generally lowest during the fall and winter months and highest during the spring and summer months. However, as a result of the pandemic and related measures, the seasonal impact to revenue may not follow historical patterns.
Cost of Revenue and Gross Profit
Cost of revenue consists of the following for the years ended December 31:

(in thousands)	2021	2020	% Increase (decrease)

Compensation and benefits	$29,573	$43,719	(32)
Outside fees and services	41,860	127,989	(67)
Technology and telecommunications	9,066	12,888	(30)
Reimbursable expenses	5,846	16,138	(64)
Depreciation and amortization	1,082	5,767	(81)

Cost of revenue	$87,427	$206,501	(58)
Cost of revenue for the year ended December 31, 2021 of $87.4 million decreased by 58% compared to the year ended December 31, 2020. The decrease in outside fees and services was primarily driven by lower service revenue in our Solutions and Marketplace businesses, discussed in the revenue section above. Compensation and benefits and technology and telecommunications costs decreased primarily due to cash cost savings measures taken in 2020 in response to the COVID-19 related decrease in service revenue and reduction in revenue from Ocwen discussed in the revenue section above. The Company also continued to reduce compensation and benefits and technology and telecommunications costs in the year ended December 31, 2021 as a result of the extension of the expiration of foreclosure moratoriums and forbearance plans. Depreciation and amortization was lower from the completion of the depreciation periods of certain premises and equipment and the reduction in capital expenditures. The decrease in reimbursable expenses was consistent with the changes in reimbursable expense revenue discussed in the revenue section above.
Gross profit decreased to $26.2 million, representing 24% of service revenue, for the year ended December 31, 2021 compared to $101.2 million, representing 35% of service revenue, for the year ended December 31, 2020. Gross profit as a percentage of service revenue in 2021 decreased compared to 2020 from a significant decline in revenue due to the pandemic related borrower relief measures, partially offset by our COVID-19 cash cost savings measures and revenue mix with a larger percentage of revenue from the higher margin Marketplace business and a smaller percentage of revenue from the lower margin Field Services business within Solutions.
Selling, General and Administrative Expenses
SG&A expenses consist of the following for the years ended December 31:

(in thousands)	2021	2020	% Increase (decrease)

Compensation and benefits	$14	$869	(98)
Occupancy related costs	828	919	(10)
Amortization of intangible assets	7,292	12,324	(41)
Professional services	2,473	3,056	(19)
Marketing costs	697	1,712	(59)
Depreciation and amortization	14	17	(18)
Other	1,239	7,129	(83)

Selling, general and administrative expenses	$12,557	$26,026	(52)

SG&A for the year ended December 31, 2021 of $12.6 million decreased by 52% compared to the year ended December 31, 2020. The decrease was primarily driven by lower Other expenses and amortization of intangible assets. The decrease in Other expenses was driven by certain 2020 expenses that were not incurred in 2021. The decrease in amortization of intangible assets was driven by the completion of the amortization period of certain intangible assets during 2021 and 2020. In addition, the decrease in marketing costs were primarily driven by COVID-19 cost savings measures and the decline in revenue.
Income from Operations
Income from operations decreased to $13.7 million, representing 13% of service revenue, for the year ended December 31, 2021 compared to $73.9 million, representing 25% of service revenue, for the year ended December 31, 2020. The decrease in operating income as a percentage of service revenue for the year ended December 31, 2021 is primarily the result of lower gross profit margin, partially offset by lower SG&A costs, as discussed above.
Origination
Revenue
Revenue by business unit consists of the following for the years ended December 31:

(in thousands)	2021	2020	% Increase (decrease)

Service revenue:
Solutions	$32,745	$34,526	(5)
Lenders One	24,492	17,137	43
Technology and SaaS Products	765	674	14
Total service revenue	58,002	52,337	11

Reimbursable expenses:
Solutions	709	147	382
Total reimbursable expenses	709	147	382

Non-controlling interests	1,285	1,949	(34)

Total revenue	$59,996	$54,433	10
We recognized service revenue of $58.0 million for the year ended December 31, 2021, an 11% increase compared to the year ended December 31, 2020. We also recognized reimbursable expense revenue of $0.7 million for the year ended December 31, 2021, a 382% increase compared to the year ended December 31, 2020. The increase in service revenue in the Origination segment for the year ended December 31, 2021 was driven by growth in the Lenders One business and most of the Solutions businesses from higher origination related volumes driven by a lower interest rate environment, customer wins and new offerings. This growth was partially offset by a decline in revenue in the Valuation business within Solutions primarily driven by volume reduction from a customer that moved services in-house.
Cost of Revenue and Gross Profit
Cost of revenue consists of the following for the years ended December 31:

(in thousands)	2021	2020	% Increase (decrease)

Compensation and benefits	$21,868	$21,697	1
Outside fees and services	24,476	18,324	34
Technology and telecommunications	1,895	2,602	(27)
Reimbursable expenses	709	147	382
Depreciation and amortization	64	69	(7)

Cost of revenue	$49,012	$42,839	14
Cost of revenue for the year ended December 31, 2021 of $49.0 million increased by 14% compared to the year ended December 31, 2020. The increase in cost of revenue for the year ended December 31, 2021 was driven by revenue growth.

Cost of revenue increased at a greater percentage than revenue based on changes in revenue mix with growth in revenue from reseller products.
Gross profit decreased to $11.0 million, representing 19% of service revenue, for the year ended December 31, 2021 compared to $11.6 million, representing 22% of service revenue, for the year ended December 31, 2020. Gross profit as a percentage of service revenue decreased primarily from revenue mix with revenue growth from lower margin reseller products.
Selling, General and Administrative Expenses
SG&A expenses consist of the following for the years ended December 31:

(in thousands)	2021	2020	% Increase (decrease)

Compensation and benefits	$568	$960	(41)
Occupancy related costs	303	498	(39)
Amortization of intangible assets	2,175	2,396	(9)
Professional services	934	911	3
Marketing costs	617	241	156
Other	1,105	817	35

Selling, general and administrative expenses	$5,702	$5,823	(2)
SG&A for the year ended December 31, 2021 of $5.7 million decreased by 2% compared to the year ended December 31, 2020. The decrease in SG&A for the year ended December 31, 2021 is primarily due to a reduction in compensation and benefits and occupancy related costs from cost reduction initiatives and lower amortization of intangible assets from the completion of the amortization period of certain intangible assets in 2021 and 2020. These declines were largely offset by higher marketing costs to support revenue growth and higher bad debt expense in Other expenses.
Income from Operations
Income from operations decreased to $5.3 million, representing 9% of service revenue, for the year ended December 31, 2021 compared to $5.4 million, representing 10% of service revenue, for the years ended December 31, 2020. The decrease in operating income as a percentage of service revenue for the year ended December 31, 2021 is primarily the result of lower gross profit margin partially offset by relatively stable SG&A expenses on higher revenue.
Corporate and Others
Revenue
Revenue by business unit consists of the following for the years ended December 31:

(in thousands)	2021	2020	% Increase (decrease)

Service revenue:
Pointillist	$4,821	$2,243	115
Other	—	1,144	N/M
Total service revenue	4,821	3,387	42

Total revenue	$4,821	$3,387	42
____________________________________
N/M — not meaningful.
We recognized service revenue of $4.8 million for the year ended December 31, 2021, a 42% increase compared to the year ended December 31, 2020. The increase in service revenue for the year ended December 31, 2021 is driven by growth in the Pointillist business partially offset by the loss of revenue from businesses that were exited in 2020 and prior.

Cost of Revenue
Cost of revenue consists of the following for the years ended December 31:

(in thousands)	2021	2020	% Increase (decrease)

Compensation and benefits	$18,549	$28,949	(36)
Outside fees and services	50	9	N/M
Technology and telecommunications	14,312	20,422	(30)
Depreciation and amortization	2,016	6,474	(69)

Cost of revenue	$34,927	$55,854	(37)
Cost of revenue for the year ended December 31, 2021 of $34.9 million decreased by 37% compared to the year ended December 31, 2020. Compensation and benefits and technology and telecommunications decreased primarily due to cash cost savings measures taken in 2020 in response to the COVID-19 related decrease in service revenue. The Company also continued to reduce employee and technology and telecommunications costs in the year ended December 31, 2021 as a result of the extension of the expiration of foreclosure moratoriums and forbearance plans. Depreciation and amortization declined from the completion of the depreciation periods of certain premises and equipment and the reduction in capital expenditures.
Selling, General and Administrative Expenses
SG&A in Corporate and Others include costs related to the corporate functions including executive, finance, technology, law, compliance, human resources, vendor management, facilities, risk management and eliminations between reportable segments.
SG&A expenses consist of the following for the years ended December 31:

(in thousands)	2021	2020	% Increase (decrease)

Compensation and benefits	$27,785	$33,692	(18)
Occupancy related costs	8,201	17,946	(54)
Professional services	6,756	7,477	(10)
Marketing costs	843	1,372	(39)
Depreciation and amortization	1,416	2,563	(45)
Other	3,789	(2,163)	275

Selling, general and administrative expenses	$48,790	$60,887	(20)
SG&A for the year ended December 31, 2021 of $48.8 million decreased by 20% compared to the year ended December 31, 2020. The decrease was primarily driven by lower compensation and benefits, occupancy related costs and depreciation and amortization. Compensation and benefits decreased primarily due to cash cost savings measures taken in 2020 and 2021 in response to the COVID-19 related decrease in service revenue. The decreases in occupancy related costs primarily resulted from facility consolidation initiatives. The decrease in depreciation and amortization was driven by the completion of the depreciation periods of certain premises and equipment and the reduction in capital expenditures. Partially offsetting these declines was an increase in Other expenses driven by the 2020 recovery of certain sales tax expenses that were expensed in prior years.

Other Operating Expenses (Income)
Other operating expenses (income) include the gain on sale of businesses and restructuring charges.
Other operating expenses (income) consist of the following for the years ended December 31:

(in thousands)	2021	2020	% Increase (decrease)

Gain on sale of businesses	$(88,930)	$—	N/M
Restructuring charges	—	10,274	(100)

Other operating (income) expenses, net	$(88,930)	$10,274	N/M
N/M — not meaningful.
On December 1, 2021, Altisource sold its equity interest in Pointillist (see subsection Strategy and Core Businesses in MD&A Overview for more details). After working capital and other applicable adjustments, Altisource received approximately $106.0 million from the sale of its Pointillist equity and the collection of outstanding receivables, with $102.2 million received at closing, approximately $0.3 million deposited into the Working Capital Escrow and approximately $3.5 million deposited into the Indemnification Escrow. We recognized a pre-tax and after-tax gain of $88.9 million from the sale.
During the year ended December 31, 2020 we incurred $10.3 million (no comparative amount for the year ended December 31, 2021), of severance costs, professional services fees, facility consolidation costs, technology costs and business wind down costs related to the reorganization plan.
Income (loss) from Operations
Income (loss) from operations increased to $10.0 million for the year ended December 31, 2021 compared to $(123.6) million for the year ended December 31, 2020. Income (loss) from operations increased for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily as a result of the gain on sale of business recognized during the year ended December 31, 2021, lower SG&A expenses and restructuring charges, partially offset by lower gross profit, as discussed above.
Other Income (Expense), net
Other income (expense), net principally includes interest expense and other non-operating gains and losses.
Other income (expense), net was $(13.7) million for the year ended December 31, 2021 compared to $(13.4) million for the year ended December 31, 2020. The increase in other expense for the year ended December 31, 2021 was primarily driven by a $4.0 million unrealized gain on our investment in RESI common shares in 2020 (no comparative amount in 2021). The increase in other expense was partially offset by lower interest expense during the year ended December 31, 2021. Interest expense decreased primarily due to lower average outstanding balances of the senior secured term loan as a result of repayments during 2020 and lower interest rates. For the year ended December 31, 2021, the interest rate of the senior secured term loan was 5.0% compared to 5.3% for the year ended December 31, 2020.

LIQUIDITY AND CAPITAL RESOURCES
Liquidity
Our primary source of liquidity has historically been cash flow from operations, cash proceeds from sales of businesses and cash on hand. However, due to the COVID-19 pandemic and an MSR investor’s instructions to Ocwen to transition field services, valuation and title services to the investor's captive service providers, revenue has declined significantly. The lower revenue, partially offset by cost savings initiatives, resulted in negative operating cash flow from operations for the year ended December 31, 2021. To increase our liquidity we entered into a $20 million revolving credit facility during the second quarter of 2021. In addition, Altisource’s December 1, 2021 sale of its equity interest in Pointillist increased our liquidity. The Pointillist sale generated approximately $106.0 million in cash, with $102.2 million received at closing, approximately $0.3 million deposited into the Working Capital Escrow and approximately $3.5 million deposited into the Indemnification Escrow. Finally, we believe the anticipated 2022 growth in our origination and default businesses along with our reduced cost structure should help reduce negative operating cash flow. We seek to deploy cash generated in a disciplined manner. Principally, we intend to use cash to develop and grow complementary services and businesses that we believe will generate attractive margins in line with our core capabilities and strategy and fund negative operating cash flow. We also use cash for repayments of our long-term debt and capital investments. In addition, from time to time we consider and evaluate business acquisitions, dispositions, closures or other similar actions that are aligned with our strategy.
Credit Agreement
In April 3, 2018, Altisource Portfolio Solutions S.A. and its wholly-owned subsidiary, Altisource S.à r.l. entered into a credit agreement (the “Credit Agreement”) pursuant to which Altisource borrowed $412.0 million in the form of Term B Loans and obtained a $15.0 million revolving credit facility. The Term B Loans mature in April 2024. We terminated the revolving credit facility on December 1, 2021. As of December 31, 2021, the principal balance of the Term B Loans was $247.2 million.
There are no mandatory repayments of the Term B Loans due until maturity in April 2024, except as otherwise described herein and in the Credit Agreement. All amounts outstanding under the Term B Loans will become due on the earlier of (i) April 3, 2024, and (ii) the date on which the loans are declared to be due and owing by the administrative agent at the request (or with the consent) of the Required Lenders (as defined in the Credit Agreement; other capitalized terms, unless defined herein, are defined in the Credit Agreement) or as otherwise provided in the Credit Agreement upon the occurrence of any event of default.
In addition to the scheduled principal payments, subject to certain exceptions, the Term B Loans are subject to mandatory prepayment upon issuances of debt, certain casualty and condemnation events and sales of assets, as well as from a percentage of Consolidated Excess Cash Flow if our leverage ratio as of each year-end computation date is greater than 3.00 to 1.00, as calculated in accordance with the provisions of the Credit Agreement (the percentage increases if our leverage ratio exceeds 3.50 to 1.00).
The interest rate on the Term B Loans as of December 31, 2021 was 5.00%, representing the sum of (i) the greater of (x) the Adjusted Eurodollar Rate for a three month interest period and (y) 1.00% plus (ii) 4.00%.
Altisource may incur incremental indebtedness under the Credit Agreement from one or more incremental lenders, which may include existing lenders, in an aggregate incremental principal amount not to exceed $125.0 million, subject to certain conditions set forth in the Credit Agreement, including a sublimit of $80.0 million with respect to incremental revolving credit commitments and, after giving effect to the incremental borrowing, the Company’s leverage ratio does not exceed 3.00 to 1.00. The lenders have no obligation to provide any incremental indebtedness.
The Credit Agreement includes covenants that restrict or limit, among other things, our ability, subject to certain exceptions and baskets, to incur additional debt, pay dividends and repurchase shares of our common stock. In the event we require additional liquidity, our ability to obtain it may be limited by the Credit Agreement.
Credit Facility
On June 22, 2021 Altisource S.à r.l, a subsidiary of Altisource Portfolio Solutions S.A., entered into a revolving credit facility with a related party, STS. STS is an investment fund managed by Deer Park Road Management Company, LP. Deer Park Road Management Company, LP owns approximately 24% of Altisource’s common stock as of December 31, 2021 and its Chief Investment Officer and managing partner is a member of Altisource’s Board of Directors. Under the terms of the Credit Facility, STS will make loans to Altisource from time to time, in amounts requested by Altisource and Altisource may voluntarily prepay all or any portion of the outstanding loans at any time. The Credit Facility provides Altisource the ability to borrow a maximum amount of $20.0 million through June 22, 2022, $15.0 million through June 22, 2023, and $10.0 million until the end of the term. Amounts that are repaid may be re-borrowed in accordance with the limitations set forth below.

Outstanding amounts borrowed pursuant to the Credit Facility will amortize over the three-year term as follows: on June 22, 2022, the difference between the then outstanding balance above $15.0 million and $15.0 million, will be due and payable by Altisource; on June 22, 2023, the difference between the then outstanding balance above $10.0 million and $10.0 million, will be due and payable by Altisource; and on June 22, 2024, the then outstanding balance of the loan will be due and payable by Altisource.
Borrowings under the Credit Facility bear interest of 9.00% per annum and are payable quarterly on the last business day of each March, June, September and December, commencing on September 30, 2021. In connection with the Credit Facility, Altisource is required to pay customary fees, including an upfront fee equal to $0.5 million at the initial extension of credit pursuant to the facility, an unused line fee of 0.5% and, an early termination fee in the event of a refinancing transaction.
Altisource’s obligations under the Credit Facility are secured by a lien on all equity in Altisource’s subsidiary incorporated in India, Altisource Business Solutions Private Limited, pursuant to a pledge agreement entered into by Altisource Asia Holdings Ltd I, a wholly owned subsidiary Altisource.
The Credit Facility contains additional representations, warranties, covenants, terms and conditions customary for transactions of this type, that restrict or limit, among other things, our ability to use the proceeds of credit only for general corporate purposes.
The Credit Facility contains certain events of default including (i) failure to pay principal when due or interest or any other amount owing on any other obligation under the Credit Facility within three business days of becoming due, (ii) failure to perform or observe any material provisions of the Credit Documents to be performed or complied with, (iii) material incorrectness of representations and warranties when made, (iv) default on any other debt that equals or exceeds $40.0 million that causes, or gives the holder or holders of such debt the ability to cause, an acceleration of such debt, (v) entry by a court of one or more judgments against us in an amount in excess of $40.0 million that remain unbonded, undischarged or unstayed for a certain number of days after the entry thereof, (vi) occurrence of a Change of Control, (vii) bankruptcy and insolvency events. If any event of default occurs and is not cured within applicable grace periods set forth in the Credit Facility or waived, all loans and other obligations could become due and immediately payable and the facility could be terminated.
As of December 31, 2021, there was no outstanding debt under the Credit Facility.
Cash Flows
The following table presents our cash flows for the years ended December 31:

(in thousands)	2021	% Increase (decrease)	2020

Cash flows used in operating activities	$(60,405)	(170)	$(22,401)
Cash flows provided by investing activities	102,762	118	47,224
Cash flows used in financing activities	(2,304)	95	(49,310)
Net increase (decrease) in cash, cash equivalents and restricted cash	40,053	264	(24,487)
Cash, cash equivalents and restricted cash at the beginning of the period	62,096	(28)	86,583

Cash, cash equivalents and restricted cash at the end of the period	$102,149	65	$62,096
Cash Flows from Operating Activities
Cash flows from operating activities generally consist of the cash effects of transactions and events that enter into the determination of net income. For the year ended December 31, 2021, cash flows used in operating activities were $(60.4) million, or approximately $(0.35) for every dollar of service revenue, compared to cash flows used in operating activities of $(22.4) million, or approximately $(0.06) for every dollar of service revenue, for the year ended December 31, 2020. During the year ended December 31, 2021, the increase in cash used in operating activities was primarily driven by a $10.6 million increase in net loss excluding the gain on sale of business and a $26.3 million decrease in non-cash depreciation, amortization of intangibles, stock based compensation and deferred income tax expenses. The increase in net loss excluding the gain on sale of business was primarily due to lower gross profit during the year ended December 31, 2021 from lower service revenue driven by the COVID-19 pandemic and the loss of certain services relating to one of Ocwen’s subservicing customers, partially offset by decreases in expenses as a result of COVID-19 cash cost savings measures, the Project Catalyst cost reduction initiatives and lower SG&A expenses. Operating cash flows can be negatively impacted because of the nature of some of our services and the mix of services provided. Certain services are performed immediately following or shortly after the referral, but the collection of the receivable does not occur until a specific event occurs (e.g., the foreclosure is complete, the REO asset is sold, etc.). Furthermore, lower margin services generate lower income and cash flows from operations. Consequently, our cash flows from operations may be negatively impacted when comparing one period to another.
Cash Flows from Investing Activities
Cash flows from investing activities generally include additions to premises and equipment, acquisitions and sales of businesses, and sales of equity securities. Cash flows provided by investing activities were $102.8 million and $47.2 million for the years ended December 31, 2021 and 2020, respectively. The change in cash provided by investing activities was primarily driven by $104.1 million in proceeds from the sale of businesses for the year ended December 31, 2021, including $101.1 million from the sale of equity in Pointillist and $3.0 million in connection with the second installment from the August 2018 sale of the rental property management business to RESI, compared to $3.3 million in proceeds from the sale of the Financial Services Business for 2020. We used $1.4 million and $2.7 million for the years ended December 31, 2021 and 2020, respectively, for additions to premises and equipment primarily related to investments in the development of certain software applications and facility improvements. In addition, we sold 3.5 million shares of RESI stock for net proceeds of $46.6 million during the year ended December 31, 2020.
Cash Flows from Financing Activities
Cash flows from financing activities primarily included payments of tax withholdings on issuance of restricted share units and restricted shares, distributions to non-controlling interests, debt repayments and for the year ended December 31, 2021, included proceeds from issuance of debt and debt issuance costs. Cash flows used in financing activities were $(2.3) million and $(49.3) million for the years ended December 31, 2021 and 2020, respectively. During the years ended December 31, 2021 and 2020, we used $(20.0) million and $(46.6) million, respectively, for repayments of debt from proceeds from the sale of equity in Pointillist and from proceeds from the sale of RESI common shares as discussed in the cash flows from investing activities section above. We distributed $(2.0) million and $(1.1) million, to non-controlling interests for the years ended December 31, 2021 and 2020, respectively. In addition, we made payments of $(1.0) million and $(1.6) million for the years ended December 31, 2021 and 2020, respectively, to satisfy employee tax withholding obligations on the issuance of restricted shares. These payments were made to tax authorities, at the employees’ direction, to satisfy the employees’ tax obligations rather than issuing a portion of vested restricted shares to employees. During the year ended December 31, 2021, we received proceeds from the issuance of debt of $20.0 million and used $(0.5) million in debt issuance costs in connection with borrowings under the Credit Facility, and received proceeds from the Pointillist convertible notes payable to related parties of $1.2 million (no comparable amounts for the year ended December 31, 2020).
Short-term Liquidity Requirements after December 31, 2021
Our significant future short-term liquidity obligations primarily pertain to interest expense under the Credit Agreement (see Liquidity section above), lease payments and distributions to Lenders One members. During the next 12 months, we expect to pay $12.4 million of interest expense (assuming no further principal repayments and the December 31, 2021 interest rate) under the Credit Agreement and make lease payments of $3.1 million.
We believe that our existing cash and cash equivalents balances and available borrowings under the Credit Facility, net of our anticipated cash flows used in operations, will be sufficient to meet our liquidity needs, including required interest and lease payments, for the next 12 months.
Long-term Liquidity Requirements after December 31, 2021
Our significant future long-term liquidity obligations primarily pertain to long-term debt repayments, interest expense under the Credit Agreement (see Liquidity section above) and operating lease payments on certain of our premises and equipment. The outstanding balance of our Credit Agreement of $247.2 million is due on April 1, 2024. During 2023 and 2024, we expect to pay $15.5 million of interest expense under the Credit Agreement (estimated future interest payments based on the interest rate as of December 31, 2021 and the April 1, 2024 maturity date). During 2023 and 2024, we expect to make lease payments of $3.7 million. During 2025 and 2026 we expect to make lease payments of $1.7 million. For further information, see Note 13 and Note 24 to the consolidated financial statements.

We expect to fund long-term liquidity requirements with a combination of existing cash balances, cash generated by operating activities and proceeds from the refinancing of our Credit Agreement.

Off-Balance Sheet Arrangements
Our off-balance sheet arrangements consist of escrow arrangements.
We hold customers’ assets in escrow accounts at various financial institutions pending completion of certain real estate activities. These amounts are held in escrow accounts for limited periods of time and are not included in the consolidated balance sheets. Amounts held in escrow accounts were $27.5 million and $20.0 million as of December 31, 2021 and 2020, respectively.

CRITICAL ACCOUNTING POLICIES, ESTIMATES AND RECENT ACCOUNTING PRONOUNCEMENTS
We prepare our consolidated financial statements in accordance with GAAP. In applying many of these accounting principles, we need to make assumptions, estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses in our consolidated financial statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates and judgments, however, are often subjective. Actual results may be negatively affected based on changing circumstances. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts become known.
We have identified the critical accounting policies and estimates addressed below. We also have other key accounting policies, which involve the use of assumptions, estimates and judgments that are significant to understanding our results. For additional information, see Note 2 to the consolidated financial statements. Although we believe that our assumptions, estimates and judgments are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates under different assumptions, judgments or conditions.
Revenue Recognition
We recognize revenue when we satisfy a performance obligation by transferring control of a product or service to a customer in an amount that reflects the consideration that we expect to receive. This revenue can be recognized at a point in time or over time. We invoice customers based on our contractual arrangements with each customer, which may not be consistent with the period that revenues are recognized. When there is a timing difference between when we invoice customers and when revenues are recognized, we record either a contract asset (unbilled accounts receivable) or a contract liability (deferred revenue or other current liabilities), as appropriate.
Descriptions of our principal revenue generating activities are as follows:
Servicer and Real Estate
•For property preservation and inspection services and payment management technologies, we recognize transactional revenue when the service is provided.
•For vendor management transactions, we recognize revenue over the period during which we perform the services.
•For loan disbursement processing services, we recognize revenue over the period during which we perform the processing services with full recognition upon completion of the disbursements. For foreclosure trustee services, we recognize revenue over the period during which we perform the related services, with full recognition upon completion and/or recording the related foreclosure deed. We use judgment to determine the period over which we recognize revenue for certain of these services.
•For the real estate auction platform, real estate auction and real estate brokerage services, we recognize revenue on a net basis (i.e., the commission on the sale) as we perform services as an agent without assuming the risks and rewards of ownership of the asset and the commission earned on the sale is a fixed percentage or amount.
•For SaaS based technology to manage real estate owned (“REO”), we recognize revenue over the estimated average number of months the REO are on the platform. We generally recognize revenue for professional services over the contract period.
•For loan servicing technologies, we recognized revenue based on the number of loans on the system. We generally recognized revenue from professional services over the contract period.
•Reimbursable expenses revenue related to our property preservation and inspection services, our real estate sales and our title and foreclosure trustee services is included in revenue with an equal amount recognized in cost of revenue. These amounts are recognized on a gross basis, principally because generally we have control over selection of vendors and the vendor relationships are with us, rather than with our customers.

Origination
•For the majority of the services we provide, we recognize transactional revenue when the service is provided.
•For vendor management oversight software-as-a-service (“SaaS”) platform, we recognize revenue over the period during which we perform the services.
Corporate and Others
•For our customer journey analytics platform (sold on December 1, 2021), we recognized revenue primarily based on subscription fees. We recognized revenue associated with implementation services and maintenance services ratably over the contract term.
Goodwill and Identifiable Intangible Assets
Goodwill
We evaluate goodwill for impairment annually during the fourth quarter or more frequently when an event occurs or circumstances change in a manner that indicates the carrying value may not be recoverable. We first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value as a basis for determining whether we need to perform the quantitative goodwill impairment test. Only if we determine, based on qualitative assessment, that it is more likely than not that a reporting unit’s fair value is less than its carrying value will we calculate the fair value of the reporting unit. We estimate the fair value of the reporting units using discounted cash flows and market comparisons. The discounted cash flow method is based on the present value of projected cash flows. Forecasts of future cash flows are based on our estimate of future sales and operating expenses, based primarily on estimated pricing, sales volumes, market segment share, cost trends and general economic conditions. The estimated cash flows are discounted using a rate that represents our estimated weighted average cost of capital. The market comparisons include an analysis of revenue and earnings multiples of guideline public companies compared to the Company.
Identifiable Intangible Assets
Identified intangible assets consist primarily of customer related intangible assets, operating agreements, trademarks and trade names and other intangible assets. We determine the useful lives of our identifiable intangible assets after considering the specific facts and circumstances related to each intangible asset. Factors we consider when determining useful lives include the contractual term of any arrangements, the history of the asset, our long-term strategy for use of the asset and other economic factors. We amortize intangible assets that we deem to have definite lives in proportion to actual and expected customer revenues or on a straight-line basis over their useful lives, generally ranging from 4 to 20 years.
We perform tests for impairment if conditions exist that indicate the carrying value may not be recoverable. When facts and circumstances indicate that the carrying value of intangible assets determined to have definite lives may not be recoverable, management assesses the recoverability of the carrying value by preparing estimates of cash flows of discrete intangible assets generally consistent with models utilized for internal planning purposes. If the sum of the undiscounted expected future cash flows is less than the carrying value, we recognize an impairment to the extent the carrying amount exceeds fair value.
Income Taxes
We record income taxes in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 740, Income Taxes (“ASC Topic 740”). We account for certain income and expense items differently for financial reporting purposes and income tax purposes. We recognize deferred income tax assets and liabilities for these differences between the financial reporting basis and the tax basis of our assets and liabilities as well as expected benefits of utilizing net operating loss and credit carryforwards. The most significant temporary differences relate to accrued compensation, amortization, loss carryforwards and valuation allowances. We measure deferred income tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which we anticipate recovery or settlement of those temporary differences. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.
Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions including evaluating uncertainties under ASC Topic 740. We recognize tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Resolution of these uncertainties in a manner inconsistent with management’s expectations could have a material impact on our results of operations.
Recently Adopted and Future Adoption of New Accounting Pronouncements
See Note 2 to the consolidated financial statements for a discussion of the recent adoption of a new accounting pronouncements and the future adoption of new accounting pronouncements.
OTHER MATTERS
Customer Concentration
Ocwen
Revenue from Ocwen primarily consists of revenue earned from the loan portfolios serviced and subserviced by Ocwen when Ocwen engages us as the service provider, and revenue earned directly from Ocwen, pursuant to the Ocwen Services Agreements. For the years ended December 31, 2021 and 2020, we recognized revenue from Ocwen of $55.6 million and $197.8 million, respectively. Revenue from Ocwen as a percentage of consolidated revenue was 31% and 54% for the years ended December 31, 2021 and 2020, respectively.
We earn additional revenue related to the portfolios serviced and subserviced by Ocwen when a party other than Ocwen or the MSR owner selects Altisource as the service provider. For the years ended December 31, 2021 and 2020, we recognized $9.5 million and $23.8 million, respectively, of such revenue. These amounts are not included in deriving revenue from Ocwen and revenue from Ocwen as a percentage of revenue discussed above.
During the second quarter of 2020, Ocwen informed us that an MSR investor instructed Ocwen to use a field services provider other than Altisource on properties associated with certain MSRs. Based upon the impacted portfolios and the designated service provider, Altisource believes that Ocwen received these directions from NRZ. We believe Ocwen commenced using another field services provider for these properties in July 2020 and continued to transition services during the third quarter of 2020. We believe that the transition to the replacement field service provider was largely completed as of September 30, 2020. We estimate that $0.5 million and $70.1 million of service revenue from Ocwen for the years ended December 31, 2021 and 2020, respectively, was derived from Field Services referrals from the NRZ portfolios. Ocwen also communicated to Altisource in the fourth quarter of 2020 that the same investor instructed Ocwen to use a provider for default valuations and certain default title services other than Altisource on properties associated with such certain MSRs and commenced moving these referrals to other service providers in the fourth quarter of 2020, with the bulk of such transition occurring during 2021. We anticipate that the transition of such default valuations and title services will continue during the course of 2022. We estimate that $2.9 million and $18.2 million of service revenue from Ocwen for the years ended December 31, 2021 and 2020, respectively, was derived from default valuations and title services referrals from the NRZ portfolios. To address the reduction in revenue, Altisource undertook several measures to further reduce its cost structure, strengthen its operations and generate cash.
On May 5, 2021 we entered into an Agreement with Ocwen pursuant to which the terms of certain services agreements between us and Ocwen were extended from August 2025 through August 2030 and the scope of solutions we provide to Ocwen was expanded to include, among other things, the opportunity for the Company to provide first and second chance foreclosure auctions on Government Loans, and title services on FHA and Veterans Affairs loans, subject to a process to confirm Altisource’s ability to meet reasonable performance requirements, which process is continuing. The Agreement established a framework for us to expand the foreclosure trustee solutions we provide to Ocwen in additional states, and, as mutually agreed upon by the parties, to deliver reverse mortgage related solutions to Ocwen, subject to negotiation of appropriate statements of work or other agreements, a process to confirm Altisource’s ability to meet reasonable performance requirements, and technical integrations, as may be applicable. The Agreement further resolved the contractual dispute between the parties related to Ocwen’s transfer to NRZ the rights to designate service providers other than Altisource, including mutual releases with respect to such dispute. The Agreement also addressed Ocwen’s rights in the event of certain change of control or sale of a business transactions by us on or after September 1, 2028. Since the date of the Agreement, Ocwen has transitioned over 2,300 of its foreclosure auction inventory on Government Loans to us and increased our percentage of field services referrals on its Government Loans.
As of December 31, 2021, accounts receivable from Ocwen totaled $3.0 million, $2.8 million of which was billed and $0.2 million of which was unbilled. As of December 31, 2020, accounts receivable from Ocwen totaled $5.9 million, $5.1 million of which was billed and $0.8 million of which was unbilled.

NRZ
Ocwen has disclosed that NRZ is its largest client. As of December 31, 2021, approximately 21% of loans serviced and subserviced by Ocwen (measured in UPB) were related to NRZ MSRs or rights to MSRs. In July 2017 and January 2018, Ocwen and NRZ entered into a series of agreements pursuant to which the parties agreed, among other things, to undertake certain actions to facilitate the transfer from Ocwen to NRZ of Ocwen’s legal title to certain of its Subject MSRs and under which Ocwen will subservice mortgage loans underlying the MSRs for an initial term of five years, subject to early termination rights.
On August 28, 2017, Altisource, through its licensed subsidiaries, entered into a Brokerage Agreement with NRZ which extends through August 2025. Under this agreement and related amendments, Altisource remains the exclusive provider of brokerage services for REO associated with the Subject MSRs, irrespective of the subservicer, subject to certain limitations. NRZ’s brokerage subsidiary receives a cooperative brokerage commission on the sale of REO properties from these portfolios subject to certain exceptions.
The Brokerage Agreement may be terminated by NRZ upon the occurrence of certain specified events. Termination events include, but are not limited to, a breach of the terms of the Brokerage Agreement (including, without limitation, the failure to meet performance standards and non-compliance with law in a material respect), the failure to maintain licenses which failure materially prevents performance of the contract, regulatory allegations of non-compliance resulting in an adversarial proceeding against NRZ, voluntary or involuntary bankruptcy, appointment of a receiver, disclosure in a Form 10-K or Form 10-Q that there is significant uncertainty about Altisource’s ability to continue as a going concern, failure to maintain a specified level of cash and an unapproved change of control.
For the years ended December 31, 2021 and 2020, we recognized revenue from NRZ of $3.1 million and $8.6 million, respectively, under the Brokerage Agreement. For the years ended December 31, 2021 and 2020, we recognized additional revenue of $13.6 million and $35.1 million, respectively, relating to the Subject MSRs when a party other than NRZ selects Altisource as the service provider.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm
To the Board of Directors and
Shareholders of Altisource Portfolio Solutions S.A.:
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Altisource Portfolio Solutions S.A. and subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive income (loss), equity, and cash flows for the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements, revised as described in Note 1, present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2021, based on criteria established in 2013 Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 3, 2022 expressed an unqualified opinion.
Segment Reporting
As discussed in Note 25 to the financial statements, effective January 1, 2022, the Company’s reportable segments changed as a result of a change in the way the Company’s chief operating decision maker manages the businesses, allocates resources and evaluates performance, and the related changes in the Company’s internal organization. The Company now reports operations through two new reportable segments: Servicer and Real Estate and Origination and Corporate and Others separately. Prior to the January 1, 2022 change in reportable segments, the Company operated with one reportable segment (total Company). The 2021 and 2020 periods segment disclosures have been restated to conform to the 2022 presentation, within Note 25.
Emphasis of Concentration of Revenue and Uncertainties
As discussed in Note 3 to the financial statements, Ocwen Financial Corporation (together with its subsidiaries, “Ocwen”) is the Company’s largest customer. Ocwen purchases certain mortgage services from the Company under the terms of services agreements with terms extending through August 2030. Ocwen has disclosed that New Residential Investment Corp. (“NRZ”) is its largest client. In July 2017 and January 2018, Ocwen and NRZ entered into a series of agreements pursuant to which the parties agreed, among other things, to undertake certain actions to facilitate the transfer from Ocwen to NRZ of Ocwen’s legal title to certain mortgage servicing rights (“MSRs”) and under which Ocwen will subservice mortgage loans underlying these MSRs for an initial term of five years, subject to early termination rights. As discussed in Note 24 to the financial statements, NRZ can terminate its sub-servicing agreement with Ocwen in exchange for the payment of a termination fee. During the second quarter of 2020, Ocwen informed the Company that an MSR investor instructed Ocwen to use a field services provider other than the Company on properties associated with certain MSRs. Ocwen also communicated to the Company in the fourth quarter of 2020 that the same investor instructed Ocwen to use a provider for default valuations and certain default title services other than the Company on properties associated with certain MSRs and commenced moving these referrals to other providers in the fourth quarter of 2020. Ocwen has disclosed that it is subject to a number of regulatory matters and may become subject to future adverse regulatory or other actions. The existence or outcome of Ocwen regulatory matters or the termination of the NRZ sub-servicing agreement with Ocwen may have significant adverse effects on Ocwen’s business and/or the Company’s continuing relationship with Ocwen. Note 24 also discusses potential events that could further significantly reduce the Company’s revenue.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing a separate opinion on the critical audit matters or on the accounts or disclosures to which they relate.
Accounting for Income Taxes
As described further in Note 2 and Note 21 to the financial statements, the Company is subject to income taxes in Luxembourg, as well as the United States and a number of other foreign jurisdictions. The application of tax laws to the Company’s operations can be complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in the application of tax laws to each of the different jurisdictions to determine the consolidated income tax expense. The application of different tax laws also requires judgment in evaluating tax positions, uncertainties under ASC Topic 740, Income Taxes, and complexities in determining the recoverability of deferred tax assets in both domestic and foreign jurisdictions. We identified the evaluation of the accounting for income taxes as a critical audit matter.
The principal considerations for our determination that auditing income taxes is a critical audit matter included: (i) the specialized expertise and experience necessary in evaluating the completeness and accuracy of the foreign tax provisions primarily due to the Company’s presence in numerous foreign jurisdictions with varying complexity in tax laws and regulations; (ii) the subjective auditor judgment involved in evaluating the transfer pricing methodology and existence of uncertain tax positions; (iii) the complex auditor judgment involved in evaluating the valuation of the Company’s identified uncertain tax positions; and (iv) the complex auditor judgment involved in evaluating the various forms of available positive and negative evidence regarding the recoverability of deferred tax assets, specifically due to the Company’s multinational presence.
The primary procedures we performed to address this critical audit matter included:
•Testing the design and operating effectiveness of certain internal controls over the Company’s income tax reporting process, including controls related to the identification and application of tax laws in different jurisdictions, the recoverability of deferred tax assets, and the identification and evaluation of significant assumptions used in determining the assessment of uncertain tax positions in foreign locations;
•Obtaining an understanding of the Company’s overall legal entity structure by reading and evaluating the Company’s organizational charts and associated documentation, including legal documents;
•Testing the income tax provision in each significant taxable jurisdiction, including performing procedures designed to test the completeness and accuracy of the statutory rates used and permanent and temporary differences identified by obtaining an understanding of the tax laws applicable in the respective jurisdiction and evaluating communications with tax advisors and governmental taxing authorities, accounting records, tax returns, and other evidential documentation, including assessing the completeness and accuracy of the underlying data used by the Company in its calculations;
•Evaluating and testing the appropriateness of the methods and assumptions used in developing the Company’s estimate of the recoverability of its deferred tax assets and the identification and assessment of the valuation of uncertain tax positions in each of its taxable jurisdictions, including the determination of whether the methods were consistent with the requirements of U.S. GAAP, whether the data was appropriately used, and whether the significant assumptions were reasonable and appropriately applied within the methods.
In addition, we involved domestic and international tax professionals with specialized skills and knowledge who assisted in (1) obtaining an understanding of the tax laws in each respective jurisdiction; (2) assessing tax positions and transfer pricing studies; and (3) evaluating the Company’s interpretation of tax law and its assessment and measurement of certain tax uncertainties and expected outcomes by interpreting tax laws and evaluating and reading advice obtained from the Company’s external specialists as well as correspondence with governmental taxing authorities.

Disposal of Business - Fair Value of the Single Reporting Unit
As described in Note 4 to the financial statements, the Company and other shareholders of Pointillist, Inc. (“Pointillist”) entered into a definitive Stock Purchase Agreement to sell all of the equity interests in Pointillist to Genesys Cloud Services, Inc. (the “Transaction”). The Company received approximately $106.0 million from the sale. During 2021, as a result of this Transaction, the Company performed a relative fair value analysis, resulting in the allocation of approximately $17.9 million of goodwill attributable to the operations of Pointillist used to determine the gain on disposal.
We identified the auditing of the reporting unit operations retained in performing the relative fair value analysis used to determine the goodwill associated with the sale of Pointillist as a critical audit matter. The principal consideration for this determination was the degree of auditor judgment necessary in evaluating the significant assumptions used by the Company in developing the estimate of the fair value of the Company’s remaining single reporting unit using the discounted cash flow and guideline public company approach.
The primary procedures we performed to address this critical audit matter included:
•Obtaining an understanding of management’s process for developing the estimated fair value of the Company’s operations after the Transaction.
•Testing the effectiveness of certain internal controls over the Company’s process for estimating the fair value, including controls related to the identification of the appropriate valuation models and determination of significant assumptions used in determining the fair value estimate under the income and market approach.
•Evaluating the appropriateness of the valuation methods used in developing the fair value estimate using the discounted cash flow and guideline public company approaches, including the determination of whether the methods were consistent with best practices for estimating fair value in financial reporting and requirements of U.S. GAAP, whether the inputs and assumptions were appropriately used, the significant inputs and assumptions were appropriately applied within each method, and evaluating the weighting of each method in determining the overall conclusion of fair value.
•Testing the data used in developing the fair value estimate under the discounted cash flow and guideline public company approach, including procedures to determine whether the data was complete and accurate, sufficiently precise, and whether the changes in the sources of data from the prior year were reasonable. • Identifying and evaluating the significant assumptions used in developing the fair value of the reporting unit retained under the discounted cash flow and guideline public company approach, including evaluating whether:
◦The projected future cash flows, including the long term revenue growth rates and gross margin assumptions, used by management were reasonable considering current and past performance, consistency with the external market and industry data, and consistency with evidence obtained from procedures performed in other areas of the audit;
◦The discount rate was reasonable by comparing it to a weighted average cost of capital that was independently developed using publicly available market data for comparable entities and discount rates used in previous impairment analyses;
◦Relevant market multiples of comparable publicly-traded companies with similar characteristics were selected by management.
In addition, the audit effort involved the use of valuation professionals with specialized skill and knowledge to assist in the evaluation of the Company’s valuation models and the application of the methods and assumptions used in developing the discounted cash flow and guideline public company approach, including the discount rate and applicable market multiples.
We have served as the Company’s auditor since 2016.
/s/ Mayer Hoffman McCann P.C.
March 3, 2022, except for Note 25, as to which the date is December 12, 2022
St. Petersburg, Florida

Report of Independent Registered Public Accounting Firm
To the Board of Directors and
Shareholders of Altisource Portfolio Solutions S.A.:
Opinion on Internal Control Over Financial Reporting
We have audited Altisource Portfolio Solutions S.A. and subsidiaries’ (the “Company”) internal control over financial reporting as of December 31, 2021, based on criteria established in 2013 Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2021, based on criteria established in 2013 Internal Control - Integrated Framework issued by the COSO.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated balance sheets and related consolidated statements of operations and comprehensive income (loss), consolidated statement of equity and consolidated statement of cash flows as of December 31, 2021 and 2020 and for the two years in the period ended December 31, 2021 of the Company, and our report dated March 3, 2022, expressed an unqualified opinion on those consolidated financial statements and included an emphasis of matter paragraph regarding concentration of revenue and uncertainties
Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control Over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ Mayer Hoffman McCann P.C.
March 3, 2022
St. Petersburg, Florida

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Consolidated Balance Sheets
(in thousands, except per share data)

	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$98,132	$58,263
Accounts receivable, net	18,008	22,413
Prepaid expenses and other current assets	21,864	19,479
Total current assets	138,004	100,155

Premises and equipment, net	6,873	11,894
Right-of-use assets under operating leases	7,594	18,213
Goodwill	55,960	73,849
Intangible assets, net	36,859	46,326
Deferred tax assets, net	6,386	5,398
Other assets	6,132	9,850

Total assets	$257,808	$265,685

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$46,535	$56,779
Deferred revenue	4,342	5,461
Other current liabilities	3,870	9,305
Total current liabilities	54,747	71,545

Long-term debt	243,637	242,656
Deferred tax liabilities, net	9,028	8,801
Other non-current liabilities	19,266	25,239

Commitments, contingencies and regulatory matters (Note 24)

Equity (deficit):
Common stock ($1.00 par value; 100,000 shares authorized, 25,413 issued and 15,911 outstanding as of December 31, 2021; 15,664 outstanding as of December 31, 2020)	25,413	25,413
Additional paid-in capital	144,298	141,473
Retained earnings	186,592	190,383
Treasury stock, at cost (9,502 shares as of December 31, 2021 and 9,749 shares as of December 31, 2020)	(426,445)	(441,034)
Altisource deficit	(70,142)	(83,765)

Non-controlling interests	1,272	1,209
Total deficit	(68,870)	(82,556)

Total liabilities and deficit	$257,808	$265,685

See accompanying notes to consolidated financial statements.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except per share data)

	For the years ended December 31,
	2021	2020

Revenue	$178,453	$365,547
Cost of revenue	171,366	305,194

Gross profit	7,087	60,353
Operating expense (income):
Selling, general and administrative expenses	67,049	92,736
Gain on sale of businesses	(88,930)	—
Restructuring charges	—	11,972

Income (loss) from operations	28,968	(44,355)
Other income (expense), net:
Interest expense	(14,547)	(17,730)
Unrealized gain on investment in equity securities	—	4,004
Other income, net	864	375
Total other income (expense), net	(13,683)	(13,351)

Income (loss) before income taxes and non-controlling interests	15,285	(57,706)
Income tax provision	(3,232)	(8,609)

Net income (loss)	12,053	(66,315)
Net income attributable to non-controlling interests	(241)	(841)

Net income (loss) attributable to Altisource	$11,812	$(67,156)

Earnings (loss) per share:
Basic	$0.75	$(4.31)
Diluted	$0.74	$(4.31)

Weighted average shares outstanding:
Basic	15,839	15,598
Diluted	16,063	15,598

Comprehensive income (loss):
Comprehensive income (loss), net of tax	12,053	(66,315)
Comprehensive income attributable to non-controlling interests	(241)	(841)

Comprehensive income (loss) attributable to Altisource	$11,812	$(67,156)

See accompanying notes to consolidated financial statements.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Consolidated Statements of Equity
(in thousands)

	Altisource Equity (Deficit)
	Common stock		Additional paid-in capital	Retained earnings	Treasury stock, at cost	Non-controlling interests	Total
	Shares

Balance, January 1, 2020	25,413	$25,413	$133,669	$272,026	$(453,934)	$1,469	$(21,357)

Net loss	—	—	—	(67,156)	—	841	(66,315)
Distributions to non-controlling interest holders	—	—	—	—	—	(1,101)	(1,101)
Share-based compensation expense	—	—	7,804	—	—	—	7,804
Issuance of restricted share units and restricted shares	—	—	—	(9,548)	9,548	—	—
Treasury shares withheld for the payment of tax on restricted share unit and restricted share issuances and stock option exercises	—	—	—	(4,939)	3,352	—	(1,587)

Balance, December 31, 2020	25,413	25,413	141,473	190,383	(441,034)	1,209	(82,556)

Net income	—	—	—	11,812	—	241	12,053
Non-controlling interests eliminated on deconsolidation (Note 2)	—	—	—	—	—	1,781	1,781
Distributions to non-controlling interest holders	—	—	—	—	—	(1,959)	(1,959)
Share-based compensation expense	—	—	2,825	—	—	—	2,825
Issuance of restricted share units and restricted shares	—	—	—	(11,092)	11,092	—	—
Treasury shares withheld for the payment of tax on restricted share unit and restricted share issuances and stock option exercises	—	—	—	(4,511)	3,497	—	(1,014)

Balance, December 31, 2021	25,413	$25,413	$144,298	$186,592	$(426,445)	$1,272	$(68,870)

See accompanying notes to consolidated financial statements.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Consolidated Statements of Cash Flows
(in thousands)

	For the years ended December 31,
	2021	2020

Cash flows from operating activities:
Net income (loss)	$12,053	$(66,315)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	4,592	14,890
Amortization of right-of-use assets under operating leases	7,935	10,245
Amortization of intangible assets	9,467	14,720
Unrealized gain on investment in equity securities	—	(4,004)
Share-based compensation expense	2,825	7,804
Bad debt expense	1,354	2,229
Amortization of debt discount	665	666
Amortization of debt issuance costs	847	730
Deferred income taxes	(705)	5,033
Loss on disposal of fixed assets	47	461
Gain on sale of businesses	(88,930)	—
Other non-cash items	137	—
Changes in operating assets and liabilities:
Accounts receivable	2,963	14,973
Prepaid expenses and other current assets	1,146	(4,140)
Other assets	902	947
Accounts payable and accrued expenses	(8,442)	(10,338)
Current and non-current operating lease liabilities	(8,803)	(10,599)
Other current and non-current liabilities	1,542	297
Net cash used in operating activities	(60,405)	(22,401)

Cash flows from investing activities:
Additions to premises and equipment	(1,379)	(2,705)
Proceeds received from sale of equity securities	—	46,622
Proceeds from the sale of businesses	104,141	3,307
Net cash provided by investing activities	102,762	47,224

Cash flows from financing activities:
Proceeds from revolving credit facility	20,000	—
Repayments of long-term debt and revolving credit facility	(20,000)	(46,622)
Debt issuance costs	(531)	—
Proceeds from convertible debt payable to related parties (Note 2)	1,200	—
Distributions to non-controlling interests	(1,959)	(1,101)
Payments of tax withholding on issuance of restricted share units and restricted shares	(1,014)	(1,587)
Net cash used in financing activities	(2,304)	(49,310)

Net increase (decrease) in cash, cash equivalents and restricted cash	40,053	(24,487)
Cash, cash equivalents and restricted cash at the beginning of the period	62,096	86,583

Cash, cash equivalents and restricted cash at the end of the period	$102,149	$62,096

Supplemental cash flow information:
Interest paid	$12,532	$15,697
Income taxes paid, net	2,455	2,061
Acquisition of right-of-use assets with operating lease liabilities	7,318	1,075
Reduction of right-of-use assets from operating lease modifications or reassessments	(6,119)	(1,691)

Non-cash investing and financing activities:
Net (decrease) increase in payables for purchases of premises and equipment	$(116)	$139

See accompanying notes to consolidated financial statements.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements

NOTE 1 — ORGANIZATION
Description of Business
Altisource Portfolio Solutions S.A., together with its subsidiaries (which may be referred to as “Altisource,” the “Company,” “we,” “us” or “our”), is an integrated service provider and marketplace for the real estate and mortgage industries. Combining operational excellence with a suite of innovative services and technologies, Altisource helps solve the demands of the ever-changing markets we serve.
NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting and Presentation
The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Intercompany transactions and accounts have been eliminated in consolidation.
Principles of Consolidation
The financial statements include the accounts of the Company, its wholly-owned subsidiaries and those entities in which we have a variable interest and are the primary beneficiary.
Altisource consolidates Best Partners Mortgage Cooperative, Inc., which is managed by The Mortgage Partnership of America, L.L.C. (“MPA”), a wholly-owned subsidiary of Altisource. Best Partners Mortgage Cooperative, Inc. is a mortgage cooperative doing business as Lenders One® (“Lenders One”). MPA provides services to Lenders One under a management agreement that ends on December 31, 2025 (with renewals for three successive five-year periods at MPA’s option).
The management agreement between MPA and Lenders One, pursuant to which MPA is the management company, represents a variable interest in a variable interest entity. MPA is the primary beneficiary of Lenders One as it has the power to direct the activities that most significantly impact the cooperative’s economic performance and the right to receive benefits from the cooperative. As a result, Lenders One is presented in the accompanying consolidated financial statements on a consolidated basis and the interests of the members are reflected as non-controlling interests. As of December 31, 2021, Lenders One had total assets of $2.2 million and total liabilities of $1.4 million. As of December 31, 2020, Lenders One had total assets of $2.3 million and total liabilities of $0.1 million.
In 2019, Altisource created Pointillist, Inc. (“Pointillist”) and contributed the Pointillist® customer journey analytics business and $8.5 million to it. On May 27, 2021, Pointillist issued $1.3 million in principal of convertible notes to related parties with a maturity date of January 1, 2023. The notes bore interest at a rate of 7% per annum. The principal and unpaid accrued interest then outstanding under the notes (1) would automatically convert to Pointillist equity at the earlier of the time Pointillist receives proceeds of $5.0 million or more from the sale of its equity or January 1, 2023, or (2) are repaid in cash or converted into Pointillist common stock equity based on a $13.1 million Pointillist valuation (at the Lenders’ option) in the event of a corporate transaction or initial public offering of Pointillist. On December 1, 2021, the notes were converted to Pointillist equity and Altisource and other shareholders of Pointillist sold all of the equity interests in Pointillist (See Note 4 for additional information). Prior to the sale, Pointillist was owned by Altisource and management of Pointillist, with management of Pointillist owning a non-controlling interest representing 12.1% of the outstanding equity of Pointillist. Through December 1, 2021 Pointillist is presented in the accompanying consolidated financial statements on a consolidated basis and the portion of Pointillist owned by Pointillist management is reported as non-controlling interests as of December 31, 2020.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenue and expenses and related disclosures of contingent liabilities in the consolidated financial statements and accompanying notes. Estimates are used for, but not limited to, determining share-based compensation, income taxes, collectability of receivables, valuation of acquired intangibles and goodwill, depreciable lives and valuation of fixed assets and contingencies. Actual results could differ materially from those estimates.
Cash and Cash Equivalents
We classify all highly liquid instruments with an original maturity of three months or less at the time of purchase as cash equivalents.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)
Accounts Receivable, Net
Accounts receivable are presented net of an allowance for expected credit losses. We monitor and estimate the allowance for credit losses based on our historical write-offs, historical collections, our analysis of past due accounts based on the contractual terms of the receivables, relevant market and industry reports and our assessment of the economic status of our customers, if known. The carrying value of accounts receivable, net, approximates fair value.
Premises and Equipment, Net
We report premises and equipment, net at cost or estimated fair value at acquisition for premises and equipment recorded in connection with a business combination and depreciate these assets over their estimated useful lives using the straight-line method as follows:

Furniture and fixtures	5 years
Office equipment	5 years
Computer hardware	3-5 years
Computer software	3-7 years
Leasehold improvements	Shorter of useful life, 10 years or the term of the lease
Maintenance and repair costs are expensed as incurred. We capitalize expenditures for significant improvements and new equipment and depreciate the assets over the shorter of the capitalized asset’s life or the life of the lease.
We review premises and equipment for impairment following events or changes in circumstances that indicate the carrying amount of an asset or asset group may not be recoverable. We measure recoverability of assets to be held and used by comparing the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, we recognize an impairment charge for the amount that the carrying value of the asset or asset group exceeds the fair value of the asset or asset group.
Computer software includes the fair value of software acquired in business combinations, capitalized software development costs and purchased software. Capitalized software development and purchased software are recorded at cost and amortized using the straight-line method over their estimated useful lives. Software acquired in business combinations is recorded at fair value and amortized using the straight-line method over its estimated useful life.
Business Combinations
We account for acquisitions using the purchase method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. The purchase price of an acquisition is allocated to the assets acquired and liabilities assumed using their fair value as of the acquisition date.
Goodwill
Goodwill represents the excess cost of an acquired business over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed in a business combination. We evaluate goodwill for impairment annually during the fourth quarter or more frequently when an event occurs or circumstances change in a manner that indicates the carrying value may not be recoverable. We first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value as a basis for determining whether we need to perform the quantitative goodwill impairment test. Only if we determine, based on qualitative assessment, that it is more likely than not that a reporting unit’s fair value is less than its carrying value will we calculate the fair value of the reporting unit. We would then test goodwill for impairment by comparing the fair value of the reporting unit with its carrying amount. If the fair value is determined to be less than its carrying amount, we recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. We estimate the fair value of the reporting unit using discounted cash flows and market comparisons. The discounted cash flow method is based on the present value of projected cash flows. Forecasts of future cash flows are based on our estimate of future sales and operating expenses, based primarily on estimated pricing, sales volumes, market segment share, cost trends and general economic conditions. The estimated cash flows are discounted using a rate that represents our weighted average cost of capital. The market comparisons include an analysis of revenue and earnings multiples of guideline public companies compared to the Company.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)
Intangible Assets, Net
Identified intangible assets consist primarily of customer related intangible assets, operating agreements, trademarks and trade names and other intangible assets. Identifiable intangible assets acquired in business combinations are recorded based on their fair values at the date of acquisition. We determine the useful lives of our identifiable intangible assets after considering the specific facts and circumstances related to each intangible asset. Factors we consider when determining useful lives include the contractual term of any arrangements, the history of the asset, our long-term strategy for use of the asset and other economic factors. We amortize intangible assets that we deem to have definite lives in proportion to actual and expected customer revenues or on a straight-line basis over their useful lives, generally ranging from 4 to 20 years.
We perform tests for impairment if conditions exist that indicate the carrying value may not be recoverable. When facts and circumstances indicate that the carrying value of intangible assets determined to have definite lives may not be recoverable, management assesses the recoverability of the carrying value by preparing estimates of cash flows of discrete intangible assets generally consistent with models utilized for internal planning purposes. If the sum of the undiscounted expected future cash flows is less than the carrying value, we recognize an impairment to the extent the carrying amount exceeds fair value.
Long-Term Debt
Long-term debt is reported net of applicable discount or premium and net of debt issuance costs. The debt discount or premium and debt issuance costs are amortized to interest expense through maturity of the related debt using the effective interest method.
Fair Value Measurements
Fair value is defined as an exit price, representing the amount that would be received for an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs used in the methodologies of measuring fair value for assets and liabilities, is as follows:
Level 1 — Quoted prices in active markets for identical assets and liabilities
Level 2 — Observable inputs other than quoted prices included in Level 1
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of assets or liabilities.
Financial assets and financial liabilities are classified based on the lowest level of input that is significant to the fair value measurements. Our assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.
Functional Currency
The currency of the primary economic environment in which our operations are conducted is the United States dollar. Therefore, the United States dollar has been determined to be our functional and reporting currency. Non-United States dollar transactions and balances have been measured in United States dollars in accordance with ASC Topic 830, Foreign Currency Matters. All transaction gains and losses from the measurement of monetary balance sheet items denominated in non-United States dollar currencies are reflected in the consolidated statements of operations and comprehensive income (loss) as income or expenses, as appropriate.
Defined Contribution 401(k) Plan
Some of our employees currently participate in a defined contribution 401(k) plan under which we may make matching contributions equal to a discretionary percentage determined by us. We recorded expenses of $0.5 million and $0.6 million for the years ended December 31, 2021 and 2020, respectively, related to our discretionary contributions.
Revenue Recognition
We recognize revenue when we satisfy a performance obligation by transferring control of a product or service to a customer in an amount that reflects the consideration that we expect to receive. This revenue can be recognized at a point in time or over time. We invoice customers based on our contractual arrangements with each customer, which may not be consistent with the period that revenues are recognized. When there is a timing difference between when we invoice customers and when revenues

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)
are recognized, we record either a contract asset (unbilled accounts receivable) or a contract liability (deferred revenue or other current liabilities), as appropriate. See note 25 for descriptions of our principal revenue generating activities.
Share-Based Compensation
Share-based compensation is accounted for under the provisions of ASC Topic 718, Compensation - Stock Compensation (“ASC Topic 718”). Under ASC Topic 718, the cost of services received in exchange for an award of equity instruments is generally measured based on the grant date fair value of the award. Share-based awards that do not require future service are expensed immediately. Share-based awards that require future service are recognized over the relevant service period. The Company has made an accounting policy election to account for forfeitures in compensation expense as they occur.
Income Taxes
We record income taxes in accordance with ASC Topic 740, Income Taxes (“ASC Topic 740”). We account for certain income and expense items differently for financial reporting purposes and income tax purposes. We recognize deferred income tax assets and liabilities for these differences between the financial reporting basis and the tax basis of our assets and liabilities as well as expected benefits of utilizing net operating loss and credit carryforwards. The most significant temporary differences relate to accrued compensation, amortization, loss carryforwards and valuation allowances. We measure deferred income tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which we anticipate recovery or settlement of those temporary differences. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.
Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions including evaluating uncertainties under ASC Topic 740. We recognize tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Resolution of these uncertainties in a manner inconsistent with management’s expectations could have a material impact on our results of operations.
Earnings Per Share
We compute earnings per share in accordance with ASC Topic 260, Earnings Per Share. Basic net income per share is computed by dividing net income attributable to Altisource by the weighted average number of shares of common stock outstanding for the period. Diluted net income per share reflects the assumed conversion of all dilutive securities using the treasury stock method.
Recently Adopted Accounting Pronouncements
In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This standard is part of the FASB’s initiative to reduce complexity in accounting standards by instituting several simplifying provisions and removing several exceptions pertaining to income tax accounting. This standard is effective for annual periods beginning after December 15, 2020, including interim periods within that reporting period. The Company adopted this standard effective January 1, 2021 and has applied it prospectively. Adoption of this new standard did not have any impact on the Company’s consolidated financial statements.
In August 2020, the FASB issued ASU No. 2020-06, Debt - Debt with Conversion and Other Options (Topic 470) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Topic 815). This standard simplifies the accounting for certain financial instruments with characteristics of liability and equity, particularly convertible debt instruments. This standard is effective for annual periods beginning after December 15, 2021, including interim periods within that reporting period. Early adoption is permitted for annual periods beginning after December 15, 2020. The Company early adopted this standard effective January 1, 2021 and has applied it prospectively. Adoption of this new standard did not have a material impact on the Company’s consolidated financial statements.
Future Adoption of New Accounting Pronouncements
In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform on Financial Reporting and in January 2021, the FASB issued ASU No. 2021-01, Reference Rate Reform (Topic 848): Scope. This standard applies only to contracts, hedging relationships, and other transactions that reference the London Interbank Offered Rate (“LIBOR”) or another reference rate

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)
expected to be discontinued because of reference rate reform. This standard provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting, in response to concerns about structural risks of interbank offered rates, and, particularly, the risk of cessation of LIBOR. This standard is effective from the period from March 12, 2020 through December 31, 2022. An entity may elect to apply the amendments for contract modifications as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020, up to the date that the financial statements are available to be issued. Once elected for a topic or an industry subtopic, the standard must be applied prospectively for all eligible contract modifications for that topic or industry subtopic. The Company is currently evaluating the impact this guidance may have on its consolidated financial statements.
NOTE 3 — CUSTOMER CONCENTRATION
Ocwen
Ocwen Financial Corporation (together with its subsidiaries, “Ocwen”) is a residential mortgage loan servicer of mortgage servicing rights (“MSRs”) it owns, including those MSRs in which others have an economic interest, and a subservicer of MSRs owned by others.
During the year ended December 31, 2021, Ocwen was our largest customer, accounting for 31% of our total revenue. Ocwen purchases certain mortgage services from us under the terms of services agreements and amendments thereto (collectively, the “Ocwen Services Agreements”) with terms extending through August 2030. Certain of the Ocwen Services Agreements contain a “most favored nation” provision and also grant the parties the right to renegotiate pricing, among other things.
Revenue from Ocwen primarily consists of revenue earned from the loan portfolios serviced and subserviced by Ocwen when Ocwen engages us as the service provider, and revenue earned directly from Ocwen, pursuant to the Ocwen Services Agreements. For the years ended December 31, 2021 and 2020, we recognized revenue from Ocwen of $55.6 million and $197.8 million, respectively. Revenue from Ocwen as a percentage of consolidated revenue was 31% and 54% for the years ended December 31, 2021 and 2020, respectively.
We earn additional revenue related to the portfolios serviced and subserviced by Ocwen when a party other than Ocwen or the MSR owner selects Altisource as the service provider. For the years ended December 31, 2021 and 2020, we recognized $9.5 million and $23.8 million, respectively, of such revenue. These amounts are not included in deriving revenue from Ocwen and revenue from Ocwen as a percentage of revenue discussed above.
During the second quarter of 2020, Ocwen informed us that an MSR investor instructed Ocwen to use a field services provider other than Altisource on properties associated with certain MSRs. Based upon the impacted portfolios and the designated service provider, Altisource believes that Ocwen received these directions from New Residential Investment Corp. (individually, together with one or more of its subsidiaries or one or more of its subsidiaries individually, “NRZ”). We believe Ocwen commenced using another field services provider for these properties in July 2020 and continued to transition services during the third quarter of 2020. We believe that the transition to the replacement field service provider was largely completed as of September 30, 2020. We estimate that $0.5 million and $70.1 million of service revenue from Ocwen for the years ended December 31, 2021 and 2020, respectively, was derived from Field Services referrals from the NRZ portfolios. Ocwen also communicated to Altisource in the fourth quarter of 2020 that the same investor instructed Ocwen to use a provider for default valuations and certain default title services other than Altisource on properties associated with such certain MSRs and commenced moving these referrals to other service providers in the fourth quarter of 2020, with the bulk of such transition occurring during 2021. We anticipate that the transition of such default valuations and title services will continue during the course of 2022. We estimate that $2.9 million and $18.2 million of service revenue from Ocwen for the years ended December 31, 2021 and 2020, respectively, was derived from default valuations and title services referrals from the NRZ portfolios. To address the reduction in revenue, Altisource undertook several measures to further reduce its cost structure, strengthen its operations and generate cash.
On May 5, 2021 we entered into an agreement with Ocwen (the “Agreement”) pursuant to which the terms of certain services agreements between us and Ocwen were extended from August 2025 through August 2030 and the scope of solutions we provide to Ocwen was expanded to include, among other things, the opportunity for the Company to provide first and second chance foreclosure auctions on Federal Housing Administration (“FHA”) loans and field services on Ocwen’s FHA, Veterans Affairs and United States Department of Agriculture loans (collectively, “Government Loans”), and title services on FHA and Veterans Affairs loans, subject to a process to confirm Altisource’s ability to meet reasonable performance requirements, which process is continuing. The Agreement established a framework for us to expand the foreclosure trustee solutions we provide to Ocwen in additional states, and, as mutually agreed upon by the parties, to deliver reverse mortgage related solutions to Ocwen, subject to negotiation of appropriate statements of work or other agreements, a process to confirm Altisource’s ability to meet

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)
reasonable performance requirements, and technical integrations, as may be applicable. The Agreement further resolved the contractual dispute between the parties related to Ocwen’s transfer to NRZ the rights to designate service providers other than Altisource, including mutual releases with respect to such dispute. The Agreement also addressed Ocwen’s rights in the event of certain change of control or sale of a business transactions by us on or after September 1, 2028. Since the date of the Agreement, Ocwen has transitioned over 2,300 of its foreclosure auction inventory on Government Loans to us and increased our percentage of field services referrals on its Government Loans.
As of December 31, 2021, accounts receivable from Ocwen totaled $3.0 million, $2.8 million of which was billed and $0.2 million of which was unbilled. As of December 31, 2020, accounts receivable from Ocwen totaled $5.9 million, $5.1 million of which was billed and $0.8 million of which was unbilled.
NRZ
NRZ is a real estate investment trust that invests in and manages investments primarily related to residential real estate, including MSRs and excess MSRs.
Ocwen has disclosed that NRZ is its largest client. As of December 31, 2021, approximately 21% of loans serviced and subserviced by Ocwen (measured in unpaid principal balance (“UPB”) were related to NRZ MSRs or rights to MSRs. In July 2017 and January 2018, Ocwen and NRZ entered into a series of agreements pursuant to which the parties agreed, among other things, to undertake certain actions to facilitate the transfer from Ocwen to NRZ of Ocwen’s legal title to certain of its MSRs (the “Subject MSRs”) and under which Ocwen will subservice mortgage loans underlying the MSRs for an initial term of five years, subject to early termination rights.
On August 28, 2017, Altisource, through its licensed subsidiaries, entered into a Cooperative Brokerage Agreement, as amended, and related letter agreement (collectively, the “Brokerage Agreement”) with NRZ which extends through August 2025. Under this agreement and related amendments, Altisource remains the exclusive provider of brokerage services for REO associated with the Subject MSRs, irrespective of the subservicer, subject to certain limitations. NRZ’s brokerage subsidiary receives a cooperative brokerage commission on the sale of REO properties from these portfolios subject to certain exceptions.
The Brokerage Agreement may be terminated by NRZ upon the occurrence of certain specified events. Termination events include, but are not limited to, a breach of the terms of the Brokerage Agreement (including, without limitation, the failure to meet performance standards and non-compliance with law in a material respect), the failure to maintain licenses which failure materially prevents performance of the contract, regulatory allegations of non-compliance resulting in an adversarial proceeding against NRZ, voluntary or involuntary bankruptcy, appointment of a receiver, disclosure in a Form 10-K or Form 10-Q that there is significant uncertainty about Altisource’s ability to continue as a going concern, failure to maintain a specified level of cash and an unapproved change of control.
For the years ended December 31, 2021 and 2020, we recognized revenue from NRZ of $3.1 million and $8.6 million, respectively, under the Brokerage Agreement. For the years ended December 31, 2021 and 2020, we recognized additional revenue of $13.6 million and $35.1 million, respectively, relating to the Subject MSRs when a party other than NRZ selects Altisource as the service provider.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)
NOTE 4 — SALE OF BUSINESSES
Pointillist Business
On October 6, 2021 Altisource and other shareholders of Pointillist entered into a definitive Stock Purchase Agreement (as amended, the “SPA”) to sell all of the equity interests in Pointillist to Genesys Cloud Services, Inc. (“Genesys”) for $150.0 million (the “Purchase Price”) (the “Transaction”). The Purchase Price consisted of (1) an up-front payment of $144.5 million, subject to certain adjustments, (2) $0.5 million deposited into an escrow account to be used to satisfy potential deficits between estimated closing date working capital and actual closing date working capital (the “Working Capital Escrow”), with excess amounts remaining after satisfying such deficits (if any) being paid to the sellers, and (3) $5.0 million deposited into an escrow account to satisfy certain Genesys indemnification claims that may arise on or prior to the first anniversary of the sale closing and, at Genesys’ election, any working capital deficits that exceed the Working Capital Escrow (the “Indemnification Escrow”), with the balance to be paid to the sellers thereafter. The Transaction closed on December 1, 2021. On a fully diluted basis, Altisource owned approximately 69% of the equity of Pointillist. After working capital and other applicable adjustments, Altisource received approximately $106.0 million from the sale of its Pointillist equity and the collection of outstanding receivables, with $102.2 million received at closing, approximately $0.3 million deposited into the Working Capital Escrow and approximately $3.5 million deposited into the Indemnification Escrow. The present value of the amounts in escrow is included in other current assets in the accompanying consolidated balance sheets at a discounted value of $3.6 million as of December 31, 2021 (no comparative amount as of December 31, 2020). Altisource recognized a pre-tax and after-tax gain of approximately $88.9 million from the sale.
Financial Services Business
On July 1, 2019, Altisource sold its Financial Services business, consisting of its post-charge-off consumer debt and mortgage charge-off collection services and customer relationship management services (the “Financial Services Business”) to Transworld Systems Inc. (“TSI”) for $44.0 million consisting of an up-front payment of $40.0 million, subject to a working capital adjustment (finalized during 2019) and transaction costs upon closing of the sale, and an additional $4.0 million payment on the one year anniversary of the sale closing. On July 1, 2020, the Company received net proceeds of $3.3 million representing TSI’s final installment payment less certain amounts owed to TSI.
Rental Property Management Business
In August 2018, Altisource entered into an amendment to its agreements with Front Yard Residential Corporation (“RESI”) to sell Altisource’s rental property management business to RESI and permit RESI to internalize certain services that had been provided by Altisource. The proceeds from the transaction totaled $18.0 million, payable in two installments. The first installment of $15.0 million was received in August 2018 and the second installment of $3.0 million was received in January 2021. The present value of the second installment is included in other assets in the accompanying consolidated balance sheets at a discounted value of $2.5 million as of December 31, 2020 (no comparative amount as of December 31, 2021).
NOTE 5 — INVESTMENT IN EQUITY SECURITIES
During 2016, we purchased 4.1 million shares of RESI common stock. This investment is reflected in the accompanying consolidated balance sheets at fair value and changes in fair value are included in other income (expense), net in the accompanying consolidated statements of operations and comprehensive income (loss). As of December 31, 2021 and December 31, 2020, we held no shares of RESI common stock. During the year ended December 31, 2020 we recognized an unrealized gain from the change in fair value of $4.0 million in the consolidated statements of operations and comprehensive income (loss) (no comparative amount for the year ended December 31, 2021).
The unrealized gain for year ended December 31, 2020 included $4.1 million of net gains recognized on RESI shares sold during the period (no comparative amount for the year ended December 31, 2021). During the year ended December 31, 2020 we earned dividends of $0.5 million related to this investment (no comparative amount for the year ended December 31, 2021).
During the year ended December 31, 2020, the Company sold all of its remaining 3.5 million shares for net proceeds of $46.6 million. As required by our senior secured term loan agreement, the Company used the net proceeds to repay a portion of its senior secured term loan.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)
NOTE 6 — ACCOUNTS RECEIVABLE, NET
Accounts receivable, net consists of the following as of December 31:

(in thousands)	2021	2020

Billed	$17,907	$19,703
Unbilled	5,398	8,291
	23,305	27,994
Less: Allowance for credit losses	(5,297)	(5,581)

Total	$18,008	$22,413
Unbilled accounts receivable consist primarily of certain real estate asset management, REO sales, title and closing services for which we generally recognize revenue when the service is provided but collect upon closing of the sale, and foreclosure trustee services, for which we generally recognize revenues over the service delivery period but bill following completion of the service. We also include amounts in unbilled accounts receivable that are earned during a month and billed in the following month.
We are exposed to credit losses through our sales of products and services to our customers which are recorded as accounts receivable, net on the Company’s consolidated financial statements. We monitor and estimate the allowance for credit losses based on our historical write-offs, historical collections, our analysis of past due accounts based on the contractual terms of the receivables, relevant market and industry reports and our assessment of the economic status of our customers, if known. Estimated credit losses are written off in the period in which the financial asset is determined to be no longer collectible. There can be no assurance that actual results will not differ from estimates or that consideration of these factors in the future will not result in an increase or decrease to our allowance for credit losses.
Changes in allowance for expected credit losses consist of the following:

		Additions
(in thousands)	Balance at Beginning of Period	Charged to Expenses	Deductions Note (1)	Balance at End of Period

Allowance for expected credit losses:

Year ended December 31, 2021	$5,581	$1,354	$1,638	$5,297
Year ended December 31, 2020	4,472	2,229	1,120	5,581

______________________________________
(1)    Amounts written off as uncollectible or transferred to other accounts or utilized.
NOTE 7 — PREPAID EXPENSES AND OTHER CURRENT ASSETS
Prepaid expenses and other current assets consist of the following as of December 31:

(in thousands)	2021	2020

Income taxes receivable	$8,403	$7,053
Prepaid expenses	2,865	4,812
Maintenance agreements, current portion	1,717	2,513
Other current assets	8,879	5,101

Total	$21,864	$19,479

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)
NOTE 8 — PREMISES AND EQUIPMENT, NET
Premises and equipment, net consists of the following as of December 31:

(in thousands)	2021	2020

Computer hardware and software	$50,452	$52,837
Leasehold improvements	5,927	14,792
Furniture and fixtures	4,441	5,882
Office equipment and other	811	1,817
	61,631	75,328
Less: Accumulated depreciation and amortization	(54,758)	(63,434)

Total	$6,873	$11,894
Depreciation and amortization expense amounted to $4.6 million and $14.9 million for the years ended December 31, 2021 and 2020, respectively, and is included in cost of revenue for operating assets and in selling, general and administrative expenses for non-operating assets in the consolidated statements of operations and comprehensive income (loss).
Premises and equipment, net consist of the following, by country, as of December 31:

(in thousands)	2021	2020

Luxembourg	$3,883	$5,451
United States	1,932	5,530
India	999	822
Uruguay	59	91

Total	$6,873	$11,894
NOTE 9 — RIGHT-OF-USE ASSETS UNDER OPERATING LEASES, NET
Right-of-use assets under operating leases, net consists of the following as of December 31:

(in thousands)	2021	2020

Right-of-use assets under operating leases	$19,595	$31,932
Less: Accumulated amortization	(12,001)	(13,719)

Total	$7,594	$18,213
Amortization of operating leases was $7.9 million and $10.2 million for the years ended December 31, 2021 and 2020, respectively, and is included in cost of revenue for operating assets and in selling, general and administrative expenses for non-operating assets in the consolidated statements of operations and comprehensive income (loss).

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)
NOTE 10 — GOODWILL AND INTANGIBLE ASSETS, NET
Goodwill
Changes in goodwill during the years ended December 31, 2021 and 2020 are summarized below:

(in thousands)	Total

Balance as of January 1, 2020 and December 31, 2020	$73,849
Write-off (1)	(17,889)

Balance as of December 31, 2021	$55,960
______________________________________
(1)    During 2021, the Company sold its equity interest in Pointillist (See Note 4 for additional information) which had $17.9 million of goodwill attributed to it. The amount of goodwill attributable to Pointillist was based on the relative fair values of Pointillist and the Company excluding Pointillist. Pointillist was determined to be a business within the Company’s existing reporting unit.
Intangible Assets, Net
Intangible assets, net consist of the following as of December 31:

	Weighted average estimated useful life (in years)	Gross carrying amount		Accumulated amortization		Net book value
(in thousands)		2021	2020	2021	2020	2021	2020

Definite lived intangible assets:
Customer related intangible assets	9	$214,307	$214,973	$(194,594)	$(187,923)	$19,713	$27,050
Operating agreement	20	35,000	35,000	(20,854)	(19,126)	14,146	15,874
Trademarks and trade names	16	9,709	9,709	(6,709)	(6,307)	3,000	3,402
Non-compete agreements	—	—	1,230	—	(1,230)	—	—
Other intangible assets	—	—	1,800	—	(1,800)	—	—

Total		$259,016	$262,712	$(222,157)	$(216,386)	$36,859	$46,326
Amortization expense for definite lived intangible assets was $9.5 million and $14.7 million for the years ended December 31, 2021 and 2020, respectively. Forecasted annual definite lived intangible asset amortization expense for 2022 through 2026 is $5.1 million, $5.1 million, $5.1 million, $5.1 million and $4.9 million, respectively.
NOTE 11 — OTHER ASSETS
Other assets consist of the following as of December 31:

(in thousands)	2021	2020

Restricted cash	$4,017	$3,833
Security deposits	1,043	2,416
Other	1,072	3,601

Total	$6,132	$9,850

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)
NOTE 12 — ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accounts payable and accrued expenses consist of the following as of December 31:

(in thousands)	2021	2020

Accounts payable	$15,978	$16,797
Accrued expenses - general	13,653	24,422
Accrued salaries and benefits	12,254	11,226
Income taxes payable	4,650	4,334

Total	$46,535	$56,779
Other current liabilities consist of the following as of December 31:

(in thousands)	2021	2020

Operating lease liabilities	$2,893	$7,609
Other	977	1,696

Total	$3,870	$9,305
NOTE 13 — LONG-TERM DEBT
Long-term debt consists of the following as of December 31:

(in thousands)	2021	2020

Senior secured term loans	$247,204	$247,204
Less: Debt issuance costs, net	(1,632)	(2,389)
Less: Unamortized discount, net	(1,494)	(2,159)
Total Senior secured term loans	244,078	242,656

Credit Facility	—	—
Less: Debt issuance costs, net	(441)	—
Total Credit facility	(441)	—

Total Long-term debt	$243,637	$242,656
Credit Agreement
Altisource Portfolio Solutions S.A. and its wholly-owned subsidiary, Altisource S.à r.l. entered into a credit agreement (the “Credit Agreement”) in April 2018 with Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and certain lenders. Under the Credit Agreement, Altisource borrowed $412.0 million in the form of Term B Loans and obtained a $15.0 million revolving credit facility. The Term B Loans mature in April 2024. Altisource terminated the revolving credit facility on December 1, 2021. Altisource Portfolio Solutions S.A. and certain subsidiaries are guarantors of the Term B Loans (collectively, the “Guarantors”).
There are no mandatory repayments of the Term B Loans except as set forth below until the April 2024 maturity when the balance is due. During 2020, the Company sold 3.5 million RESI shares for net proceeds of $46.6 million, and used the net proceeds to repay a portion of the senior secured term loan (see Note 5). This repayment was applied to contractual amortization payments in the direct order of maturity. All amounts outstanding under the Term B Loans will become due on the earlier of (i) April 3, 2024, and (ii) the date on which the loans are declared to be due and owing by the administrative agent at the request (or with the consent) of the Required Lenders (as defined in the Credit Agreement; other capitalized terms, unless defined herein, are defined in the Credit Agreement) or as otherwise provided in the Credit Agreement upon the occurrence of any event of default.
In addition to the scheduled principal payments, subject to certain exceptions, the Term B Loans are subject to mandatory prepayment upon issuances of debt, certain casualty and condemnation events and sales of assets, as well as from a percentage of Consolidated Excess Cash Flow if our leverage ratio as of each year-end computation date is greater than 3.00 to 1.00, as

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)
calculated in accordance with the provisions of the Credit Agreement (the percentage increases if our leverage ratio exceeds 3.50 to 1.00).
Altisource may incur incremental indebtedness under the Credit Agreement from one or more incremental lenders, which may include existing lenders, in an aggregate incremental principal amount not to exceed $125.0 million, subject to certain conditions set forth in the Credit Agreement, including a sublimit of $80.0 million with respect to incremental revolving credit commitments and, after giving effect to the incremental borrowing, the Company’s leverage ratio does not exceed 3.00 to 1.00. The lenders have no obligation to provide any incremental indebtedness.
The Term B Loans bear interest at rates based upon, at our option, the Adjusted Eurodollar Rate or the Base Rate. Adjusted Eurodollar Rate term loans bear interest at a rate per annum equal to the sum of (i) the greater of (x) the Adjusted Eurodollar Rate for a three month interest period and (y) 1.00% plus (ii) 4.00%. Base Rate term loans bear interest at a rate per annum equal to the sum of (i) the greater of (x) the Base Rate and (y) 2.00% plus (ii) 3.00%. The interest rate as of December 31, 2021 was 5.00%.
The payment of all amounts owing by Altisource under the Credit Agreement is guaranteed by the Guarantors and is secured by a pledge of all equity interests of certain subsidiaries of Altisource, as well as a lien on substantially all of the assets of Altisource S.à r.l. and the Guarantors, subject to certain exceptions.
The Credit Agreement includes covenants that restrict or limit, among other things, our ability, subject to certain exceptions and baskets, to incur indebtedness; incur liens on our assets; sell, transfer or dispose of assets; make Restricted Junior Payments including share repurchases, dividends and repayment of junior indebtedness; make investments; dispose of equity interests of any Material Subsidiaries; engage in a line of business substantially different than existing businesses and businesses reasonably related, complimentary or ancillary thereto; amend material debt agreements or other material contracts; engage in certain transactions with affiliates; enter into sale/leaseback transactions; grant negative pledges or agree to such other restrictions relating to subsidiary dividends and distributions; make changes to our fiscal year; and engage in mergers and consolidations.
The Credit Agreement contains certain events of default including (i) failure to pay principal when due or interest or any other amount owing on any other obligation under the Credit Agreement within five days of becoming due, (ii) material incorrectness of representations and warranties when made, (iii) breach of certain other covenants, subject to cure periods described in the Credit Agreement, (iv) failure to pay principal or interest on any other debt that equals or exceeds $40.0 million when due, (v) default on any other debt that equals or exceeds $40.0 million that causes, or gives the holder or holders of such debt the ability to cause, an acceleration of such debt, (vi) occurrence of a Change of Control, (vii) bankruptcy and insolvency events, (viii) entry by a court of one or more judgments against us in an amount in excess of $40.0 million that remain unbonded, undischarged or unstayed for a certain number of days after the entry thereof, (ix) the occurrence of certain ERISA events and (x) the failure of certain Loan Documents to be in full force and effect. If any event of default occurs and is not cured within applicable grace periods set forth in the Credit Agreement or waived, all loans and other obligations could become due and immediately payable and the facility could be terminated.
As of December 31, 2021, debt issuance costs were $1.6 million, net of $2.9 million of accumulated amortization. As of December 31, 2020, debt issuance costs were $2.4 million, net of $2.2 million of accumulated amortization.
Interest expense on the senior secured term loans, including amortization of debt issuance costs and the net debt discount, totaled $13.9 million and $17.7 million for the years ended December 31, 2021 and 2020, respectively.
Maturities of our long-term debt are as follows:

(in thousands)	Maturities

2022	$—
2023	—
2024	247,204

$247,204

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)
Credit Facility
On June 22, 2021 Altisource S.à r.l, a subsidiary of Altisource Portfolio Solutions S.A., entered into a revolving credit facility with a related party, STS Master Fund, Ltd. (“STS”) (the “Credit Facility”). STS is an investment fund managed by Deer Park Road Management Company, LP. Deer Park Road Management Company, LP owns approximately 24% of Altisource’s common stock as of December 31, 2021 and its Chief Investment Officer and managing partner is a member of Altisource’s Board of Directors. Under the terms of the Credit Facility, STS will make loans to Altisource from time to time, in amounts requested by Altisource and Altisource may voluntarily prepay all or any portion of the outstanding loans at any time. The Credit Facility provides Altisource the ability to borrow a maximum amount of $20.0 million through June 22, 2022, $15.0 million through June 22, 2023, and $10.0 million until the end of the term. Amounts that are repaid may be re-borrowed in accordance with the limitations set forth below.
Outstanding amounts borrowed pursuant to the Credit Facility will amortize over the three-year term as follows: on June 22, 2022, the difference between the then outstanding balance above $15.0 million and $15.0 million, on June 22, 2023, the difference between the then outstanding balance above $10.0 million and $10.0 million, and on June 22, 2024, the then outstanding balance of the loan will be due and payable by Altisource.
Borrowings under the Credit Facility bear interest at 9.00% per annum and are payable quarterly on the last business day of each March, June, September and December, commencing on September 30, 2021. In connection with the Credit Facility, Altisource is required to pay customary fees, including an upfront fee equal to $0.5 million at the initial extension of credit pursuant to the facility, an unused line fee of 0.5% and, an early termination fee in the event of a refinancing transaction.
Altisource’s obligations under the Credit Facility are secured by a lien on all equity in Altisource’s subsidiary incorporated in India, Altisource Business Solutions Private Limited, pursuant to a pledge agreement entered into by Altisource Asia Holdings Ltd I, a wholly owned subsidiary Altisource.
The Credit Facility contains additional representations, warranties, covenants, terms and conditions customary for transactions of this type, that restrict or limit, among other things, our ability to use the proceeds of credit only for general corporate purposes.
The Credit Facility contains certain events of default including (i) failure to pay principal when due or interest or any other amount owing on any other obligation under the Credit Facility within three business days of becoming due, (ii) failure to perform or observe any material provisions of the Credit Documents to be performed or complied with, (iii) material incorrectness of representations and warranties when made, (iv) default on any other debt that equals or exceeds $40.0 million that causes, or gives the holder or holders of such debt the ability to cause, an acceleration of such debt, (v) entry by a court of one or more judgments against us in an amount in excess of $40.0 million that remain unbonded, undischarged or unstayed for a certain number of days after the entry thereof, (vi) occurrence of a Change of Control, (vii) bankruptcy and insolvency events. If any event of default occurs and is not cured within applicable grace periods set forth in the Credit Facility or waived, all loans and other obligations could become due and immediately payable and the facility could be terminated.
As of December 31, 2021, there was no outstanding debt under the Credit Facility. Debt issuance costs were $0.4 million, net of $0.1 million of accumulated amortization.
NOTE 14 — OTHER NON-CURRENT LIABILITIES
Other non-current liabilities consist of the following as of December 31:

(in thousands)	2021	2020

Operating lease liabilities	$5,029	$12,281
Income tax liabilities	14,156	12,414
Deferred revenue	—	504
Other non-current liabilities	81	40

Total	$19,266	$25,239

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)
NOTE 15 — FAIR VALUE MEASUREMENTS AND FINANCIAL INSTRUMENTS
The following table presents the carrying amount and estimated fair value of financial instruments and certain liabilities measured at fair value as of December 31, 2021 and 2020. The following fair values are estimated using market information and what the Company believes to be appropriate valuation methodologies under GAAP:

	December 31, 2021				December 31, 2020
(in thousands)	Carrying amount	Fair value			Carrying amount	Fair value
		Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$98,132	$98,132	$—	$—	$58,263	$58,263	$—	$—
Restricted cash	4,017	4,017	—	—	3,833	3,833	—	—
Short-term receivable	3,643	—	—	3,643	—	—	—	—
Long-term receivable	—	—	—	—	2,531	—	—	2,531

Liabilities:
Senior secured term loan	247,204	—	224,956	—	247,204	—	201,472	—
Fair Value Measurements on a Recurring Basis
Cash and cash equivalents and restricted cash are carried at amounts that approximate their fair values due to the highly liquid nature of these instruments and were measured using Level 1 inputs.
The fair value of our senior secured term loan is based on quoted market prices. Based on the frequency of trading, we do not believe that there is an active market for our debt. Therefore, the quoted prices are considered Level 2 inputs.
In connection with the sale of Pointillist in December 1, 2021, Altisource is to receive $3.5 million on the first anniversary of the sale closing and $0.3 million following the confirmation of closing date working capital (See Note 4 for additional information). We measure short-term receivables without a stated interest rate based on the present value of the future payments.
In connection with the sale of the rental property management business in August 2018, Altisource was to receive $3.0 million on the earlier of a RESI change of control or on August 8, 2023. On October 19, 2020, RESI announced that it had entered into a definitive merger agreement to sell RESI. The merger closed on January 11, 2021 and the Company subsequently received the $3.0 million payment (See Note 4 for additional information). We measure long-term receivables without a stated interest rate based on the present value of the future payments.
There were no transfers between different levels during the periods presented.
Concentrations of Credit Risk
Financial instruments that subject us to concentrations of credit risk primarily consist of cash and cash equivalents and accounts receivable. Our policy is to deposit our cash and cash equivalents with larger, highly rated financial institutions. The Company derived 31% of its revenue from Ocwen for the year ended December 31, 2021 (see Note 3 for additional information on Ocwen revenues and accounts receivable balance). The Company strives to mitigate its concentrations of credit risk with respect to accounts receivable by actively monitoring past due accounts and the economic status of larger customers, if known.
NOTE 16 — SHAREHOLDERS’ EQUITY AND SHARE-BASED COMPENSATION
Common Stock
As of December 31, 2021, we had 100.0 million shares authorized, 25.4 million issued and 15.9 million shares of common stock outstanding. As of December 31, 2020, we had 100.0 million shares authorized, 25.4 million shares issued and 15.7 million shares of common stock outstanding. The holders of shares of Altisource common stock generally are entitled to one vote for each share on all matters voted on by shareholders, and the holders of such shares generally will possess all voting power.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)
Equity Incentive Plan
Our 2009 Equity Incentive Plan (the “Plan”) provides for various types of equity awards, including stock options, stock appreciation rights, stock purchase rights, restricted shares, restricted share units and other awards, or a combination of any of the above. Under the Plan, we may grant up to 6.7 million Altisource share-based awards to officers, directors, employees and to employees of our affiliates. As of December 31, 2021, 1.2 million share-based awards were available for future grant under the Plan. Expired and forfeited awards are available for reissuance.
Share Repurchase Program
On May 15, 2018, our shareholders approved the renewal and replacement of the share repurchase program previously approved by the shareholders on May 17, 2017. Under the program, we are authorized to purchase up to 4.3 million shares of our common stock, based on a limit of 25% of the outstanding shares of common stock on the date of approval, at a minimum price of $1.00 per share and a maximum price of $500.00 per share, for a period of five years from the date of approval. As of December 31, 2021, approximately 2.4 million shares of common stock remain available for repurchase under the program. There were no purchases of shares of common stock during the years ended December 31, 2021 and 2020. Luxembourg law limits share repurchases to the balance of Altisource Portfolio Solutions S.A. (unconsolidated parent company) retained earnings, less the value of shares repurchased. As of December 31, 2021, we can repurchase up to approximately $80 million of our common stock under Luxembourg law. Our Credit Agreement also limits the amount we can spend on share repurchases, which limit was approximately $437 million as of December 31, 2021, and may prevent repurchases in certain circumstances, including if our leverage ratio exceeds 3.50 to 1.00.
Share-Based Compensation
We issue share-based awards in the form of stock options, restricted shares and restricted share units for certain employees, officers and directors. We recognized share-based compensation expense of $2.8 million and $7.8 million for the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, estimated unrecognized compensation costs related to share-based awards amounted to $2.4 million, which we expect to recognize over a weighted average remaining requisite service period of approximately 1.29 years.
Stock Options
Stock option grants are composed of a combination of service-based, market-based and performance-based options.
Service-Based Options. These options generally vest over three or four years with equal annual vesting and generally expire on the earlier of ten years after the date of grant or following termination of service. A total of 181 thousand service-based options were outstanding as of December 31, 2021.
Market-Based Options. These option grants generally have two components, each of which vests only upon the achievement of certain criteria. The first component, which we refer to as “ordinary performance” grants, generally consists of two-thirds of the market-based grant and begins to vest if the stock price is at least double the exercise price, as long as the stock price realizes a compounded annual gain of at least 20% over the exercise price. The remaining third of the market-based options, which we refer to as “extraordinary performance” grants, generally begins to vest if the stock price is at least triple the exercise price, as long as the stock price realizes a compounded annual gain of at least 25% over the exercise price. Market-based options vest in three or four year installments with the first installment vesting upon the achievement of the criteria and the remaining installments vesting thereafter in equal annual installments. Market-based options generally expire on the earlier of ten years after the date of grant or following termination of service, unless the performance criteria is met prior to termination of service or in the final three years of the option term, in which case vesting will generally continue in accordance with the provisions of the award agreement. A total of 140 thousand market-based options were outstanding as of December 31, 2021.
Performance-Based Options. These option grants generally will vest if certain specific financial measures are achieved; typically with one-fourth vesting on each anniversary of the grant date. The award of performance-based options is adjusted based on the level of achievement specified in the award agreements. If the performance criteria achieved is above threshold performance levels, participants have the opportunity to vest in 50% to 200% of the option grants, depending upon performance achieved. If the performance criteria achieved is below a certain threshold, the options are canceled. The options generally expire on the earlier of ten years after the date of grant or following termination of service, unless the performance criteria is met prior to termination of service in which case vesting will generally continue in accordance with the provisions of the award agreement. There were 366 thousand performance-based options outstanding as of December 31, 2021.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)
There were no stock options granted during 2021 and 2020.
The fair values of the service-based options and performance-based options are determined using the Black-Scholes option pricing model and the fair values of the market-based options were determined using a lattice (binomial) model.
We determined the expected option life of all service-based stock option grants using the simplified method, determined based on the graded vesting term plus the contractual term of the options, divided by two. We use the simplified method because we believe that our historical data does not provide a reasonable basis upon which to estimate expected option life.
The following table summarizes the weighted average grant date fair value of stock options granted per share, the total intrinsic value of stock options exercised and the grant date fair value of stock options that vested during the years ended December 31:

(in thousands, except per share data)	2021	2020

Grant date fair value of stock options that vested	$1,203	$2,730
The following table summarizes the activity related to our stock options:

	Number of options	Weighted average exercise price	Weighted average contractual term (in years)	Aggregate intrinsic value (in thousands)

Outstanding as of December 31, 2020	899,914	$32.47	5.63	$—
Forfeited	(212,575)	32.18

Outstanding as of December 31, 2021	687,339	27.99	4.57	—

Exercisable as of December 31, 2021	525,707	28.48	4.63	—
The following table summarizes information about stock options outstanding and exercisable as of December 31, 2021:

	Options outstanding			Options exercisable
Exercise price range (1)	Number	Weighted average remaining contractual life (in years)	Weighted average exercise price	Number	Weighted average remaining contractual life (in years)	Weighted average exercise price

$10.01 — $20.00	127,400	3.29	$18.79	123,238	3.29	$18.79
$20.01 — $30.00	415,710	5.13	24.87	326,338	4.95	24.84
$30.01 — $40.00	30,729	4.61	33.10	18,506	4.57	33.40
$60.01 — $70.00	58,500	0.19	60.76	43,875	0.19	60.76
$80.01 — $90.00	25,000	2.60	86.69	6,250	2.60	86.69
$90.01 — $100.00	30,000	2.75	96.87	7,500	2.75	96.87

	687,339			525,707
______________________________________
(1)    These options contain market-based and performance-based components as described above.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)
The following table summarizes the market prices necessary in order for the market-based options to begin to vest:

	Market-based options
Vesting price	Ordinary performance	Extraordinary performance

$50.01 — $60.00	7,756	4,162
$60.01 — $70.00	8,148	6,250
$80.01 — $90.00	—	3,878
$90.01 — $100.00	—	4,075
$170.01 — $180.00	12,500	—
$180.01 — $190.00	—	14,625
Over $190.00	15,000	13,750

Total	43,404	46,740

Weighted average share price	$69.52	$55.89
Other Share-Based Awards
The Company’s other share-based and similar types of awards are comprised of restricted shares and restricted share units. The restricted shares and restricted share units are comprised of a combination of service-based awards, performance-based awards and market-based awards.
Service-Based Awards. These awards generally vest over two to four year periods with vesting in equal annual installments. A total of 249 thousand service-based awards were outstanding as of December 31, 2021.
Performance-Based Awards. These awards generally vest if certain specific financial measures are achieved; generally one-third vests on each anniversary of the grant date or cliff-vest on the third anniversary of the grant date. The number of performance-based restricted shares and restricted share units that may vest is based on the level of achievement, as specified in the award agreements. If the performance criteria achieved is above certain financial performance levels and Altisource’s share performance is above certain established criteria, participants have the opportunity to vest in up to 150% of the restricted share unit award for certain awards. If the performance criteria achieved is below certain thresholds, the award is canceled. A total of 187 thousand performance-based awards were outstanding as of December 31, 2021.
Market-Based Awards. 50% of these awards generally vest if certain specific market conditions are achieved over a 30-day period and the remaining 50% of these awards generally vest on the one year anniversary of the initial vesting. The Company estimates the grant date fair value of these awards using a lattice (binomial) model. A total of 112 thousand market-based awards were outstanding as of December 31, 2021.
Performance-Based and Market-Based Awards. These awards generally vest if certain specific financial measures are achieved and if certain specific market conditions are achieved. If the performance criteria achieved is above certain financial performance levels and Altisource’s share performance is above certain established criteria, participants have the opportunity to vest in up to 300% of the restricted share unit award for certain awards. If the performance criteria or the market criteria is below certain thresholds, the award is canceled. The Company estimates the grant date fair value of these awards using a Monte Carlo simulation model. A total of 77 thousand performance-based and market-based awards were outstanding as of December 31, 2021.
The Company granted 368 thousand restricted share units (at a weighted average grant date fair value of $9.57 per share) during the year ended December 31, 2021. These grants include 29 thousand performance-based awards that include both a performance condition and a market condition, and 89 thousand performance-based awards for the year ended December 31, 2021.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)
The following table summarizes the activity related to our restricted shares and restricted share units:

Number of restricted shares and restricted share units

Outstanding as of December 31, 2020	878,521
Granted	368,412
Issued	(246,382)
Forfeited/canceled	(374,913)

Outstanding as of December 31, 2021	625,638
The following assumptions were used to determine the fair values for the performance-based awards that include both a performance condition and a market condition, and fair values for market-based awards as of the grant date for the years ended December 31:

	2021		2020
	Monte Carlo	Binomial	Monte Carlo	Binomial

Risk-free interest rate (%)	0.16	—	2.47	0.09 - 0.27
Expected stock price volatility (%)	39.54	—	17.72	80.36
Expected dividend yield	—	—	—	—
Expected life (in years)	3	—	3	2
Fair value	$10.16	$—	$—	$12.58
NOTE 17 — REVENUE
We classify revenue in three categories: service revenue, revenue from reimbursable expenses and non-controlling interests. Service revenue consists of amounts attributable to our fee-based services. Reimbursable expenses and non-controlling interests are pass-through items for which we earn no margin. Reimbursable expenses consist of amounts we incur on behalf of our customers in performing our fee-based services that we pass directly on to our customers without a markup. Non-controlling interests represent the earnings of Lenders One, a consolidated entity that is a mortgage cooperative managed, but not owned, by Altisource. The Lenders One members’ earnings are included in revenue and reduced from net income to arrive at net income attributable to Altisource (see Note 2). Our services are provided to customers located in the United States. The components of revenue were as follows for the years ended December 31:

(in thousands)	2021	2020

Service revenue	$170,613	$347,313
Reimbursable expenses	6,555	16,285
Non-controlling interests	1,285	1,949

Total	$178,453	$365,547
Disaggregation of Revenue
Disaggregation of total revenues by major source is as follows:

	Twelve months ended December 31, 2021
(in thousands)	Revenue recognized when services are performed or assets are sold	Revenue related to technology platforms and professional services	Reimbursable expenses revenue	Total revenue

For the year ended December 31, 2021	$157,855	$14,043	$6,555	$178,453
For the year ended December 31, 2020	332,084	17,178	16,285	365,547

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)
Contract Balances
Our contract assets consist of unbilled accounts receivable (see Note 6). Our contract liabilities consist of current deferred revenue and other non-current liabilities as reported on the accompanying consolidated balance sheets. Revenue recognized that was included in the contract liability at the beginning of the period was $5.5 million and $4.8 million for the years ended December 31, 2021 and 2020, respectively.
NOTE 18 — COST OF REVENUE
Cost of revenue principally includes payroll and employee benefits associated with personnel employed in customer service, operations and technology roles, fees paid to external providers related to the provision of services, reimbursable expenses, technology and telecommunications costs as well as depreciation and amortization of operating assets. The components of cost of revenue were as follows for the years ended December 31:

(in thousands)	2021	2020

Compensation and benefits	$69,990	$94,365
Outside fees and services	66,386	146,322
Technology and telecommunications	25,273	35,912
Reimbursable expenses	6,555	16,285
Depreciation and amortization	3,162	12,310

Total	$171,366	$305,194
NOTE 19 — SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative expenses include payroll and employee benefits associated with personnel employed in executive, sales and marketing, finance, technology, law, compliance, human resources, vendor management, facilities and risk management roles. This category also includes professional services fees, occupancy costs, marketing costs, depreciation and amortization of non-operating assets and other expenses. The components of selling, general and administrative expenses were as follows for the years ended December 31:

(in thousands)	2021	2020

Compensation and benefits	$28,367	$35,521
Professional services	10,163	11,444
Amortization of intangible assets	9,467	14,720
Occupancy related costs	9,332	19,363
Marketing costs	2,157	3,325
Depreciation and amortization	1,430	2,580
Other	6,133	5,783

Total	$67,049	$92,736
NOTE 20 — OTHER INCOME (EXPENSE), NET
Other income (expense), net consists of the following for the years ended December 31:

(in thousands)	2021	2020

Interest income	$4	$114
Other, net	860	261

Total	$864	$375

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)
NOTE 21 — INCOME TAXES
The components of income before income taxes and non-controlling interests consist of the following for the years ended December 31:

(in thousands)	2021	2020

Domestic - Luxembourg	$25,490	$(50,822)
Foreign - U.S.	(9,536)	(13,243)
Foreign - non-U.S.	(669)	6,359

Total	$15,285	$(57,706)
The income tax provision consists of the following for the years ended December 31:

(in thousands)	2021	2020

Current:
Domestic - Luxembourg	$—	$(2,158)
Foreign - U.S. federal	(432)	4,992
Foreign - U.S. state	(308)	(322)
Foreign - non-U.S.	(3,197)	(6,088)

	$(3,937)	$(3,576)
Deferred:
Domestic - Luxembourg	$(140)	$224
Foreign - U.S. federal	519	(2,808)
Foreign - U.S. state	836	(465)
Foreign - non-U.S.	(510)	(1,984)

	$705	$(5,033)

Income tax provision	$(3,232)	$(8,609)
We operate in a Uruguay free trade zone that provides an indefinite future tax benefit. The tax holiday is conditioned upon our meeting certain employment and investment thresholds. The impact of these tax holidays decreased foreign taxes by $0.1 million ($0.01 per diluted share) and $0.1 million ($0.01 per diluted share) for the years ended December 31, 2021 and 2020, respectively.
The Company accounts for certain income and expense items differently for financial reporting purposes and income tax purposes. We recognize deferred income tax assets and liabilities for these differences between the financial reporting basis and the tax basis of our assets and liabilities as well as expected benefits of utilizing net operating loss and credit carryforwards. We measure deferred income tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which we expect to recover or settle those temporary differences.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)
A summary of the tax effects of the temporary differences is as follows for the years ended December 31:

(in thousands)	2021	2020

Non-current deferred tax assets:
Net operating loss carryforwards	$368,824	$353,358
U.S. federal and state tax credits	194	242
Other non-U.S. deferred tax assets	13,326	11,327
Share-based compensation	1,220	1,658
Accrued expenses	962	1,205
Unrealized losses	10,397	10,351
Non-current deferred tax liabilities:
Intangible assets	(8,290)	(8,133)
Depreciation	61	(441)
Other non-U.S. deferred tax liability	(523)	(7)
Other	334	(736)
	386,505	368,824

Valuation allowance	(389,147)	(372,227)

Non-current deferred tax liabilities, net	$(2,642)	$(3,403)
A valuation allowance is provided when it is deemed more likely than not that some portion or all of a deferred tax asset will not be realized. In determining whether a valuation allowance is needed requires an extensive analysis of positive and negative evidence regarding realization of the deferred tax assets and, inherent in that, an assessment of the likelihood of sufficient future taxable income. When there is a cumulative pretax loss for financial reporting for the current and two preceding years (i.e., a three year cumulative loss), this is a significant element of negative evidence that would be difficult to overcome on a more likely than not or any other basis. Therefore, the Company’s valuation allowance was $389.1 million and $372.2 million for the year ending December 31, 2021 and 2020, respectively.
Prior to 2020, the Company did not recognize deferred taxes on cumulative earnings of subsidiaries other than Luxembourg and the Philippines because the Company intended for those earnings to be indefinitely reinvested. In 2020, the Company recognized income tax expense on $68 million of accumulated earnings in India that had previously been considered indefinitely reinvested and began recognizing income tax expense on earnings in India. In 2021, the Company recognized income tax expense on a $15 million dividend from the Company’s India subsidiary to its parent. The Company continues to remain indefinitely reinvested in all other non-Luxembourg earnings not previously discussed. The other non-Luxembourg earnings reinvested as of December 31, 2021 were approximately $3.7 million, which if distributed would result in no additional tax due.
The Company had a deferred tax asset of $368.8 million as of December 31, 2021 relating to Luxembourg, U.S. federal, state and foreign net operating losses compared to $353.4 million as of December 31, 2020. As of December 31, 2021 and 2020, a valuation allowance of $367.8 million and $349.8 million, respectively, has been established related to Luxembourg net operating loss (“NOL”). As of December 31, 2020 a valuation allowance of $0.8 million has been established related to state NOLs and a valuation allowance of $2.4 million has been established related to U.S. federal NOLs (no comparative amounts for the year ended December 31, 2021). The gross amount of net operating losses available for carryover to future years is approximately $1,476.8 million as of December 31, 2021 and approximately $1,415.9 million as of December 31, 2020. These losses are scheduled to expire between the years 2023 and 2041.
In addition, the Company had a deferred tax asset of $0.8 million and $0.9 million as of December 31, 2021 and 2020, respectively, relating to state tax credits. Some of the state tax credit carryforwards have an indefinite carryforward period.
The Company is taking advantage of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act signed into law on March 27, 2020 by utilizing a five year carryback of the full $14.8 million net operating loss generated in the U.S. in 2020.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)
The effective tax rate differs from the Luxembourg statutory tax rate due to tax rate differences on foreign earnings, increases in uncertain tax positions, state taxes, remeasurement of deferred tax assets related to tax rate changes, a decrease in unrecognized tax benefits, tax exempt income primarily from the sale of Pointillist (see Note 4) and a valuation allowance against deferred tax assets the Company believes it is more likely than not will not be realized
The following table reconciles the Luxembourg statutory tax rate to our effective tax rate for the years ended December 31:

	2021	2020

Statutory tax rate	24.94%	24.94%
Change in valuation allowance	130.03	(29.79)
State tax expense	(3.87)	(1.25)
Tax credits	0.36	0.10
Uncertain tax positions	11.82	(2.94)
Income tax rate change	—	(2.40)
Tax rate differences on foreign earnings	6.46	(6.62)
Tax Exempt Income	(145.91)	—
Other	(2.70)	3.04

Effective tax rate	21.14%	(14.92)%
The Company follows ASC Topic 740 which clarifies the accounting and disclosure for uncertainty in tax positions. We analyzed our tax filing positions in the domestic and foreign tax jurisdictions where we are required to file income tax returns as well as for all open tax years subject to audit in these jurisdictions. The Company has open tax years in the United States (2015 through 2020), India (2011 through 2021) and Luxembourg (2015 through 2019).
The following table summarizes changes in unrecognized tax benefits during the years ended December 31:

(in thousands)	2021	2020

Amount of unrecognized tax benefits as of the beginning of the year	$8,541	$9,767
Decreases as a result of tax positions taken in a prior period	(1,648)	(2,591)
Increases as a result of tax positions taken in a prior period	2,130	767
Increases as a result of tax positions taken in the current period	—	598

Amount of unrecognized tax benefits as of the end of the year	$9,023	$8,541
The total amount of unrecognized tax benefits including interest and penalties that, if recognized, would affect the effective tax rate is $14.9 million and $13.2 million as of December 31, 2021 and 2020, respectively. The Company recognizes interest, if any, related to unrecognized tax benefits as a component of income tax expense. As of December 31, 2021 and 2020, the Company had recorded accrued interest and penalties related to unrecognized tax benefits of $5.8 million and $4.6 million, respectively.
NOTE 22 — EARNINGS PER SHARE
Basic earnings (loss) per share is computed by dividing earnings (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the assumed conversion of all dilutive securities using the treasury stock method. Diluted net earnings (loss) per share excludes all dilutive securities because their impact would be anti-dilutive, as described below.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)
Basic and diluted earnings (loss) per share are calculated as follows for the years ended December 31:

(in thousands, except per share data)	2021	2020

Net income (loss) attributable to Altisource	$11,812	$(67,156)

Weighted average common shares outstanding, basic	15,839	15,598
Dilutive effect of stock options, restricted shares and restricted share units	224	—

Weighted average common shares outstanding, diluted	16,063	15,598

Earnings (loss) per share:
Basic	$0.75	$(4.31)
Diluted	$0.74	$(4.31)
For the years ended December 31, 2021 and, 2020, 1.2 million and 1.6 million, respectively, stock options, restricted shares and restricted share units were excluded from the computation of earnings (loss) per share, as a result of the following:
•For the year ended December 31, 2020, 0.2 million stock options, restricted shares and restricted share units were anti-dilutive and have been excluded from the computation of diluted earnings (loss) per share as a result of the net loss attributable to Altisource for the year ended December 31, 2020.
•For the years ended December 31, 2021 and 2020, 0.3 million and 0.5 million, respectively, stock options were anti-dilutive and have been excluded from the computation of diluted earnings (loss) per share because their exercise price was greater than the average market price of our common stock
•For the years ended December 31, 2021 and 2020, 0.9 million and 0.9 million, respectively, stock options, restricted shares and restricted share units, which begin to vest upon the achievement of certain market criteria related to our common stock price, performance criteria and a total shareholder return compared to the market benchmark that have not yet been met in each period have been excluded from the computation of diluted earnings (loss) per share.
NOTE 23 — RESTRUCTURING CHARGES
In August 2018, Altisource initiated Project Catalyst, a project intended to optimize its operations and reduce costs to better align its cost structure with its anticipated revenues and improve its operating margins (finalized in 2020). During the year ended December 31, 2020 Altisource incurred $12.0 million of severance costs, professional services fees, facility consolidation costs, technology costs and business wind down costs related to the plan (no comparative amount for the year ended December 31, 2021).
NOTE 24 — COMMITMENTS, CONTINGENCIES AND REGULATORY MATTERS
We record a liability for contingencies if an unfavorable outcome is probable and the amount of loss can be reasonably estimated, including expected insurance coverage. For proceedings where the reasonable estimate of loss is a range, we record a best estimate of loss within the range.
Litigation
We are currently involved in legal actions in the course of our business, some of which seek monetary damages. We do not believe that the outcome of these proceedings, both individually and in the aggregate, will have a material impact on our financial condition, results of operations or cash flows.
Regulatory Matters
Periodically, we are subject to audits, examinations and investigations by federal, state and local governmental authorities and receive subpoenas, civil investigative demands or other requests for information from such governmental authorities in connection with their regulatory or investigative authority. We are currently responding to such inquiries from governmental authorities relating to certain aspects of our business. We believe it is premature to predict the potential outcome or to estimate any potential financial impact in connection with these inquiries.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)
Sales Taxes
On June 21, 2018, the United States Supreme Court rendered a 5-4 majority decision in South Dakota v. Wayfair, Inc., holding that a state may require a remote seller with no physical presence in the state to collect and remit sales tax on goods and services provided to purchasers in the state, overturning existing court precedent. During the year ended December 31, 2019, the Company completed the analysis of its services for potential exposure to sales tax in various jurisdictions in the United States. The Company recognized a $(2.7) million net loss reimbursement for the year ended December 31, 2020 (no comparative amount for the year ended December 31, 2021), in selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive income (loss). The Company began invoicing, collecting and remitting sales tax in applicable jurisdictions in 2019. Future changes in our estimated sales tax exposure could result in a material adjustment to our consolidated financial statements, which would impact our financial condition and results of operations.
Ocwen Related Matters
As discussed in Note 3, during the year ended December 31, 2021, Ocwen was our largest customer, accounting for 31% of our total revenue. Additionally, 5% of our revenue for the year ended December 31, 2021 was earned on the loan portfolios serviced by Ocwen, when a party other than Ocwen or the MSRs owner selected Altisource as the service provider.
Ocwen has disclosed that it is subject to a number of ongoing federal and state regulatory examinations, consent orders, inquiries, subpoenas, civil investigative demands, requests for information and other actions and is subject to pending and threatened legal proceedings, some of which include claims against Ocwen for substantial monetary damages. Previous regulatory actions against Ocwen have subjected Ocwen to independent oversight of its operations and placed certain restrictions on its ability to acquire servicing rights. Existing or future similar matters could result in adverse regulatory or other actions against Ocwen. In addition to the above, Ocwen may become subject to future adverse regulatory or other actions.
Ocwen has disclosed that NRZ is its largest client. As of December 31, 2021, approximately 21% of loans serviced and subserviced by Ocwen (measured in UPB) were related to NRZ MSRs or rights to MSRs. In July 2017 and January 2018, Ocwen and NRZ entered into a series of agreements pursuant to which the parties agreed, among other things, to undertake certain actions to facilitate the transfer from Ocwen to NRZ of Ocwen’s legal title to the Subject MSRs and under which Ocwen will subservice mortgage loans underlying the MSRs for an initial term of five years. NRZ can terminate its sub-servicing agreement with Ocwen in exchange for the payment of a termination fee.
The existence or outcome of Ocwen regulatory matters or the termination of the NRZ sub-servicing agreement with Ocwen may have significant adverse effects on Ocwen’s business and/or our continuing relationship with Ocwen. For example, Ocwen may be required to alter the way it conducts business, including the parties it contracts with for services, it may be required to seek changes to its existing pricing structure with us, it may lose its non-government-sponsored enterprise (“GSE”) servicing rights or subservicing arrangements or may lose one or more of its state servicing or origination licenses. Additional regulatory actions or adverse financial developments may impose additional restrictions on or require changes in Ocwen’s business that could require it to sell assets or change its business operations. Any or all of these effects and others could result in our eventual loss of Ocwen as a customer or a reduction in the number and/or volume of services they purchase from us or the loss of other customers.
During the second quarter of 2020, Ocwen informed us that an MSR investor instructed Ocwen to use a field services provider other than Altisource on properties associated with certain MSRs. Based upon the impacted portfolios and the designated service provider, Altisource believes that Ocwen received these directions from NRZ. We believe Ocwen commenced using another field services provider for these properties in July 2020 and continued to transition services during the third quarter of 2020. We believe that the transition to the replacement field service provider was largely completed as of September 30, 2020. We estimate that $0.5 million and $70.1 million of service revenue from Ocwen for the years ended December 31, 2021 and 2020, respectively, was derived from Field Services referrals from the NRZ portfolios. Ocwen also communicated to Altisource in the fourth quarter of 2020 that the same investor instructed Ocwen to use a provider for default valuations and certain default title services other than Altisource on properties associated with such certain MSRs and commenced moving these referrals to other service providers in the fourth quarter of 2020, , with the bulk of such transition occurring during 2021. We anticipate that the transition of such default valuations and title services will continue during the course of 2022. We estimate that $2.9 million and $18.2 million of service revenue from Ocwen for the years ended December 31, 2021 and 2020, respectively, was derived from default valuations and title services referrals from the NRZ portfolios. To address the reduction in revenue, Altisource undertook several measures to further reduce its cost structure, strengthen its operations and generate cash.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)
On May 5, 2021 we entered into an Agreement with Ocwen pursuant to which the terms of certain services agreements between us and Ocwen were extended from August 2025 through August 2030 and the scope of solutions we provide to Ocwen was expanded to include, among other things, the opportunity for the Company to provide first and second chance foreclosure auctions on Government Loans, and title services on FHA and Veterans Affairs loans, subject to a process to confirm Altisource’s ability to meet reasonable performance requirements, which process is continuing. The Agreement established a framework for us to expand the foreclosure trustee solutions we provide to Ocwen in additional states, and, as mutually agreed upon by the parties, to deliver reverse mortgage related solutions to Ocwen, subject to negotiation of appropriate statements of work or other agreements, a process to confirm Altisource’s ability to meet reasonable performance requirements, and technical integrations, as may be applicable. The Agreement further resolved the contractual dispute between the parties related to Ocwen’s transfer to NRZ the rights to designate service providers other than Altisource, including mutual releases with respect to such dispute. The Agreement also addressed Ocwen’s rights in the event of certain change of control or sale of a business transactions by us on or after September 1, 2028. Since the date of the Agreement, Ocwen has transitioned over 2,300 of its foreclosure auction inventory on Government Loans to us and increased our percentage of field services referrals on its Government Loans.
In addition to expected reductions in our revenue from the transition of referrals for default related services previously identified, if any of the following events occurred, Altisource’s revenue could be further significantly reduced and our results of operations could be materially adversely affected, including from the possible impairment or write-off of goodwill, intangible assets, property and equipment, other assets and accounts receivable:
•Altisource loses Ocwen as a customer or there is an additional significant reduction in the volume of services they purchase from us
•Ocwen loses, sells or transfers a significant portion of its GSE or FHA servicing rights or subservicing arrangements or remaining other servicing rights or subservicing arrangements and Altisource fails to be retained as a service provider
•The contractual relationship between Ocwen and NRZ changes significantly, including Ocwen’s sub-servicing arrangement with NRZ expiring without renewal, and this change results in a change in our status as a provider of services related to the Subject MSRs
•Ocwen loses state servicing licenses in states with a significant number of loans in Ocwen’s servicing portfolio
•The contractual relationship between Ocwen and Altisource changes significantly or there are significant changes to our pricing to Ocwen for services from which we generate material revenue
•Altisource otherwise fails to be retained as a service provider
Management cannot predict whether any of these events will occur or the amount of any impact they may have on Altisource. However, we are focused on diversifying and growing our revenue and customer base and we have a sales and marketing strategy to support these efforts. Moreover, in the event one or more of these events materially negatively impact Altisource, we believe the variable nature of our cost structure would allow us to realign our cost structure to address some of the impact to revenue and that current liquidity would be sufficient to meet our working capital, capital expenditures, debt service and other cash needs. There can be no assurance that our plans will be successful or our operations will be profitable.
Leases
We lease certain premises and equipment, primarily consisting of office space and information technology equipment. Certain of our leases include options to renew at our discretion or terminate leases early, and these options are considered in our determination of the expected lease term. Certain of our lease agreements include rental payments adjusted periodically for inflation. Our lease agreements generally do not contain any material residual value guarantees or material restrictive covenants. We sublease certain office space to third parties. Sublease income was $1.0 million and $1.4 million for the years ended December 31, 2021 and 2020, respectively. The amortization periods of right-of-use assets are generally limited by the expected lease term. Our leases generally have expected lease terms at adoption of one to six years.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)
Information about our lease terms and our discount rate assumption is as follows as of December 31:

	2021	2020

Weighted average remaining lease term (in years)	3.30	3.18
Weighted average discount rate	5.84%	7.01%
Our lease activity was as follows for the years ended December 31:

(in thousands)	2021	2020

Operating lease costs:
Selling, general and administrative expense	$6,026	$9,712
Cost of revenue	2,294	1,919

Cash used in operating activities for amounts included in the measurement of lease liabilities	$9,072	$13,113
Short-term (twelve months or less) lease costs	(1,017)	3,797
Maturities of our lease liabilities as of December 31, 2021 are as follows:

(in thousands)	Operating lease obligations

2022	$3,090
2023	2,145
2024	1,576
2025	1,109
2026	563
Total lease payments	8,483
Less: interest	(561)

Present value of lease liabilities	$7,922
We have executed two standby letters of credit totaling $0.6 million related to two office leases that are secured by restricted cash balances.
Escrow Balances
We hold customers’ assets in escrow accounts at various financial institutions pending completion of certain real estate activities. These amounts are held in escrow accounts for limited periods of time and are not included in the consolidated balance sheets. Amounts held in escrow accounts were $27.5 million and $20.0 million as of December 31, 2021 and 2020, respectively.
NOTE 25 — SEGMENT REPORTING
Overview
Effective January 1, 2022, our reportable segments changed as a result of a change in the way our Chief Executive Officer (our chief operating decision maker) manages our businesses, allocates resources and evaluates performance, and the related changes in our internal organization. We now report our operations through two new reportable segments: Servicer and Real Estate and Origination. In addition, we report Corporate and Others separately. Prior to the January 1, 2022 change in reportable

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)
segments, the Company operated with one reportable segment (total Company). 2021 and 2020 periods segment disclosures have been restated to conform to the 2022 presentation. See Note 25 for a description of our business segments.
Our business segments are based upon our organizational structure, which focuses primarily on the services offered, and are consistent with the internal reporting used by our Chief Executive Officer (our chief operating decision maker) to evaluate operating performance and to assess the allocation of our resources.
The Servicer and Real Estate segment provides loan servicers and real estate investors with solutions and technologies that span the mortgage and real estate lifecycle. The Origination segment provides originators with solutions and technologies that span the mortgage origination lifecycle. Corporate and Others includes Pointillist (sold on December 1, 2021), interest expense and costs related to corporate functions including executive, infrastructure and certain technology groups, finance, law, compliance, human resources, vendor management, facilities, risk management, as well as eliminations between reportable segments.
Revenue
Descriptions of our principal revenue generating activities are as follows:
Servicer and Real Estate
•For property preservation and inspection services and payment management technologies, we recognize transactional revenue when the service is provided.
•For vendor management transactions, we recognize revenue over the period during which we perform the services.
•For loan disbursement processing services, we recognize revenue over the period during which we perform the processing services with full recognition upon completion of the disbursements. For foreclosure trustee services, we recognize revenue over the period during which we perform the related services, with full recognition upon completion and/or recording the related foreclosure deed. We use judgment to determine the period over which we recognize revenue for certain of these services.
•For the real estate auction platform, real estate auction and real estate brokerage services, we recognize revenue on a net basis (i.e., the commission on the sale) as we perform services as an agent without assuming the risks and rewards of ownership of the asset and the commission earned on the sale is a fixed percentage or amount.
•For SaaS based technology to manage real estate owned (“REO”), we recognize revenue over the estimated average number of months the REO are on the platform. We generally recognize revenue for professional services over the contract period.
•For loan servicing technologies, we recognized revenue based on the number of loans on the system. We generally recognized revenue from professional services over the contract period.
•Reimbursable expenses revenue related to our property preservation and inspection services, our real estate sales and our title and foreclosure trustee services is included in revenue with an equal amount recognized in cost of revenue. These amounts are recognized on a gross basis, principally because generally we have control over selection of vendors and the vendor relationships are with us, rather than with our customers.
Origination
•For the majority of the services we provide, we recognize transactional revenue when the service is provided.
•For vendor management oversight software-as-a-service (“SaaS”) platform, we recognize revenue over the period during which we perform the services.
Corporate and Others
•For our customer journey analytics platform (sold on December 1, 2021), we recognized revenue primarily based on subscription fees. We recognized revenue associated with implementation services and maintenance services ratably over the contract term.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)

During the year ended December 31, 2021, Ocwen was our largest customer. Revenue from Ocwen as a percentage of segment and consolidated revenue was as follows:

	2021	2020

Servicer and Real Estate	49%	64%
Origination	—%	—%
Corporate and Others	—%	32%
Consolidated revenue	31%	54%
Disaggregation of Revenue
Disaggregation of total revenues by segment and major source is as follows:

	Twelve months ended December 31, 2021
(in thousands)	Revenue recognized when services are performed or assets are sold	Revenue related to technology platforms and professional services	Reimbursable expenses revenue	Total revenue

Servicer and Real Estate	$98,610	$9,180	$5,846	$113,636
Origination	59,245	42	709	59,996
Corporate and Others	—	4,821	—	4,821
Total revenue	$157,855	$14,043	$6,555	$178,453

	Twelve months ended December 31, 2020
(in thousands)	Revenue recognized when services are performed or assets are sold	Revenue related to technology platforms and professional services	Reimbursable expenses revenue	Total revenue

Servicer and Real Estate	$277,792	$13,797	$16,138	$307,727
Origination	54,189	97	147	54,433
Corporate and Others	103	3,284	—	3,387
Total revenue	$332,084	$17,178	$16,285	$365,547

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)
Financial Information
Financial information for our segments is as follows:

	For the year ended December 31, 2021
(in thousands)	Servicer and Real Estate	Origination	Corporate and Others	Consolidated Altisource

Revenue	$113,636	$59,996	$4,821	$178,453
Cost of revenue	87,427	49,012	34,927	171,366
Gross profit (loss)	26,209	10,984	(30,106)	7,087
Selling, general and administrative expenses	12,557	5,702	48,790	67,049
Gain on sale of businesses	—	—	(88,930)	(88,930)
Income from operations	13,652	5,282	10,034	28,968
Total other income (expense), net	8	—	(13,691)	(13,683)

Income (loss) before income taxes and non-controlling interests	$13,660	$5,282	$(3,657)	$15,285

	For the year ended December 31, 2020
(in thousands)	Servicer and Real Estate	Origination	Corporate and Others	Consolidated Altisource

Revenue	$307,727	$54,433	$3,387	$365,547
Cost of revenue	206,501	42,839	55,854	305,194
Gross profit (loss)	101,226	11,594	(52,467)	60,353
Selling, general and administrative expenses	26,026	5,823	60,887	92,736
Restructuring charges	1,347	351	10,274	11,972
Income (loss) from operations	73,853	5,420	(123,628)	(44,355)
Total other income (expense), net	8	—	(13,359)	(13,351)

Income (loss) before income taxes and non-controlling interests	$73,861	$5,420	$(136,987)	$(57,706)

Total Assets
Total assets for our segments are as follows:

(in thousands)	Servicer and Real Estate	Origination	Corporate and Others	Consolidated Altisource

Total assets:
December 31, 2021	$61,832	$59,741	$136,235	$257,808
December 31, 2020	77,478	64,124	124,083	265,685

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Notes to Consolidated Financial Statements (Continued)
Goodwill
Changes in goodwill during the years ended December 31, 2021 and 2020 are summarized below:

(in thousands)	Servicer and Real Estate	Origination	Corporate and Others	Total

Balance as of January 1, 2020 and December 31, 2020	$30,681	$25,279	$17,889	$73,849
Write-off (1)	—	—	(17,889)	(17,889)

Balance as of December 31, 2021	$30,681	$25,279	$—	$55,960
______________________________________
(1)    During 2021, the Company sold its equity interest in Pointillist (See Note 4 for additional information) which had $17.9 million of goodwill attributed to it. The amount of goodwill attributable to Pointillist was based on the relative fair values of Pointillist and the Company excluding Pointillist. Pointillist was determined to be a business within the Company’s existing reporting unit.